                                                                   EXHIBIT (I)

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   Certain capitalized terms used but not defined in this Exhibit (i) have the meanings ascribed in the Offer to Purchase, as supplemented by the First Supplement to Offer to Purchase.

   The following Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996 gives effect to the following transactions and adjustments as if they had occurred as of January 1, 1996:
(i) the completion of the IPO and the Recent Acquisitions, (ii) the Pending Acquisitions and related contractually required reductions in personnel, officers' salaries and employee benefits and (iii) the completion of the Stock Offering.

   The following Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 1997 gives effect to the following transactions and adjustments as if they had occurred as of January 1, 1996: (i) the Pending Acquisitions and related contractually required reductions in personnel, officers' salaries and employee benefits and (ii) the completion of the Stock Offering.

   The following Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 1997 gives effect to the following transactions and adjustments as if they had occurred as of June 30, 1997: (i) the Pending Acquisitions, (ii) the completion of the Stock Offering and (iii) the completion of the Tender Offer.

   The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical audited and unaudited financial statements and the respective notes thereto of the Company, ProServ and QBQ. The Recent Acquisitions have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as a consolidation at historical cost due to the significance of the equity interests in the Company held by the stockholders of SMTI and A&A. The Pending Acquisitions have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements using the purchase method of accounting. In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The pro forma information does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results if the transactions are completed. The Company cannot predict whether the consummation of the Pending Acquisitions will conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Statements of Operations data include adjustments to operating expenses to reflect anticipated savings that management believes it will be able to achieve through the implementation of its operating strategy. However, there can be no assurance that the Company will be able to achieve such savings.

   The following financial statements and notes thereto contain forward-looking statements that involve risks and uncertainties. The actual results of the Company may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to the revenues of the businesses owned and to be acquired, the integration of the businesses acquired and management of growth and the ability of the Company to achieve cost savings. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                           THE MARQUEE GROUP, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               PRO FORMA
                                                                                FOR THE
                                       MARQUEE       RECENT       PRO FORMA      RECENT       PROSERV     PRO FORMA
                                     AS REPORTED ACQUISITIONS(1) ADJUSTMENTS  ACQUISITIONS  ACQUISITION  ADJUSTMENTS
                                    -----------  -------------  -----------  ------------   -----------  -----------
Revenues...........................  $    2,869    $    12,316        --       $   15,185     $13,388             --

Operating expenses.................       2,564          6,922        --            9,486      10,131    $       514 (4)
General and administrative
 expenses..........................       2,199          3,644        --            5,843       4,725            871 (4)
Restructuring costs................          --             --        --               --         565
Depreciation and amortization .....          61             47        --              108         276           (674)(5)
                                    -----------  -------------  -----------  ------------   -----------  -----------
Operating income (loss)............      (1,955)         1,703        --             (252)     (2,309)           711
Interest expense (income)..........         283            (12)  $   (98)(2)          369         208            208 (6)
Financing expense .................         193             --        --              193          --             --
                                    -----------  -------------  -----------  ------------   -----------  -----------
Income (loss) before income taxes .      (2,431)         1,715       (98)            (814)     (2,517)           919
Income taxes provision (benefit) ..         (20)           341      (221)(3)          100         240           (240)(7)
                                    -----------  -------------  -----------  ------------   -----------  -----------
Net income (loss)..................      (2,411)         1,374       123             (914)     (2,757)         1,159

Accretion of obligation related to
 the option issued in connection
 with the ProServ acquisition .....          --             --            --           --          --           (179)(8)
                                    -----------  -------------  -----------  ------------   -----------  -----------

Net income (loss) applicable to
 common stockholders ..............  $   (2,411)   $     1,374   $   123       $     (914)    $(2,757)   $       980
                                    ===========  =============  ===========  ============   ===========  ===========
Net loss per share applicable to
 common stockholders...............  $    (1.03)                               $    (0.12)
                                    ===========                              ============
Weighted average number of shares
 of common stock outstanding(12) ..   2,346,717                                 7,494,162
                                    ===========                              ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                     PRO FORMA FOR THE STOCK                            PRO FORMA FOR THE STOCK
                                       OFFERING AND RECENT                                OFFERING AND RECENT
                                           AND PROSERV            QBQ       PRO FORMA         AND PENDING
                                        ACQUISITIONS (13)     ACQUISITION  ADJUSTMENTS     ACQUISITIONS (13)
                                    -----------------------  -----------  -----------  -----------------------
Revenues...........................        $    28,573          $1,359           --           $    29,932

Operating expenses.................             19,103             274           --                19,377
General and administrative
 expenses..........................              9,697             931        $ 223(9)             10,405
Restructuring costs................                565              --                                565
Depreciation and amortization .....              1,058              38         (350)(10)            1,466
                                    -----------------------  -----------  -----------  -----------------------
Operating income (loss)............             (1,850)            116         (127)               (1,861)
Interest expense (income)..........                369              12           16 (11)              365
Financing expense .................                193              --           --                   193
                                    -----------------------  -----------  -----------  -----------------------
Income (loss) before income taxes .             (2,412)            104         (111)               (2,419)
Income taxes provision (benefit) ..                100              12          (12)(7)               100
                                    -----------------------  -----------  -----------  -----------------------
Net income (loss)..................             (2,512)             92          (99)               (2,519)

Accretion of obligation related to
 the option issued in connection
 with the ProServ acquisition .....                179              --           --                   179
                                    -----------------------  -----------  -----------  -----------------------
                                                    --                                                 --
Net income (loss) applicable to
 common stockholders ..............        $    (2,691)         $   92        $ (99)          $    (2,698)
                                    =======================  ===========  ===========  =======================
Net loss per share applicable to
 common stockholders...............        $     (0.18)                                       $     (0.17)
                                    =======================                            =======================
Weighted average number of shares
 of common stock outstanding(12) ..         15,244,162                                         15,577,495
                                    =======================                            =======================

------------
(1) The Company acquired SMTI and A&A on December 12, 1996 and included the results of their operations only from the acquisition date in its consolidated results of operations for the year ended December 31, 1996. Therefore, for pro forma purposes, the results of operations of SMTI and A&A for the period prior to the acquisition date are presented separately.
(2) To record imputed interest expense on the indebtedness to the stockholders of SMTI and A&A incurred in connection with the Recent Acquisitions.
(3) To record income taxes as if SMTI had not been an S corporation and to record the pro forma tax benefit for the separate net loss of the Company.
(4) To reduce expenses to reflect contractually agreed to reductions in personnel, officers' salaries and employee benefits and other costs provided in the Dell Stock Purchase Agreement, but excludes $1,435 related to personnel and benefit costs incurred in 1996 which will be eliminated in future periods as a result of the restructuring of ProServ's operations and other cost reduction programs initiated by ProServ.
(5) To record the amortization of the excess of the purchase price over net assets acquired associated with the acquisition of ProServ over 20 years.
(6) To reduce interest expense of ProServ to reflect use of proceeds of the Stock Offering.
(7)    To record the tax benefit of consolidated net losses.
(8) To record the expense related to the accretion of the put option over the two year option period. See "Agreements related to the Pending Acquisitions--ProServ Acquisition."
(9) To reduce general and administrative expenses to reflect contractually agreed to reductions in officers' salaries and employee benefits.
(10) To record the amortization of the excess of the purchase price over net assets acquired associated with the acquisition of QBQ over 20 years.
(11) To record interest income on note receivable ($105) net of imputed interest expense ($89) on the indebtedness related to the QBQ Acquisition.
(12) Gives effect to the IPO as if it occurred as of January 1, 1996 and excludes 1,275,000 IPO Escrow Shares. The Pro Forma net loss applicable to common stockholders per share for the Recent Acquisitions, Offering and Pending Acquisitions excludes 83,333 QBQ Escrow Shares. Assumes a price of $6.00 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition. Shares of Common Stock underlying outstanding Warrants or options are not included in the weighted average number of shares of common stock outstanding.
(13) Excludes charges related to the Bridge Facility fees and expenses of $956,000, including interest, based upon the assumption that the borrowings under the Bridge Facility will be outstanding for 45 days.

                           THE MARQUEE GROUP, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED JUNE 30, 1997
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           PRO FORMA FOR
                                                                         THE STOCK OFFERING
                                       MARQUEE     PROSERV    PRO FORMA     AND PROSERV
                                     AS REPORTED ACQUISITION ADJUSTMENTS    ACQUISITION
                                    ----------- ----------- ----------- ------------------
Revenues............................ $    6,174  $     6,438          --    $    12,612

Operating expenses..................      2,901        4,740 $       258(1)       7,383
General and administrative
 expenses...........................      4,048        1,778         418(1)       5,408
Depreciation and amortization ......        104          143        (337)(2)        584
                                    ----------- ----------- ----------- ------------------
Operating income (loss).............       (879)        (223)        339           (763)
Other income .......................         --           --          --             --
Minority interest ..................         --           24          24             --
Interest (income) expense...........          2           71          71 (3)          2
                                    ----------- ----------- ----------- ------------------

Income (loss) before income taxes ..       (881)        (318)        434           (765)
Income taxes provision (benefit) ...         --          109        (109)(6)         --
                                    ----------- ----------- ----------- ------------------

Net income (loss)...................       (881)        (427)        543           (765)

Accretion of obligation related to
 the put option issued in
 connection with the ProServ
 Acquisition........................         --           --        (102)(7)        102
                                    ----------- ----------- ----------- ------------------
Net income (loss) applicable to
 common stockholders ............... $     (881) $      (427)$       441    $      (867)
                                    =========== =========== =========== ==================

Net loss per share applicable to
 common stockholders ............... $     0.12                             $      0.06

Weighted average number of shares
 of common stock outstanding (8)  ..  7,494,162                              15,244,162
                                    ===========                         ==================


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                               PRO FORMA FOR
                                                             THE STOCK OFFERING
                                                                  AND THE
                                         QBQ      PRO FORMA       PENDING
                                     ACQUISITION ADJUSTMENTS  ACQUISITIONS(9)
                                    ----------- ----------- ------------------
Revenues............................ $     1,013          --    $    13,625

Operating expenses..................         127          --          7,510
General and administrative
 expenses...........................         457 $       106(4)       5,759
Depreciation and amortization ......          13        (175)(2)        772
                                    ----------- ----------- ------------------
Operating income (loss).............         416         (69)          (416)
Other income .......................         (25)         --            (25)
Minority interest ..................          --          --             --
Interest (income) expense...........          (3)        (16)(5)        (17)
                                    ----------- ----------- ------------------

Income (loss) before income taxes ..         444         (53)          (374)
Income taxes provision (benefit) ...          42         (42)(6)         --
                                    ----------- ----------- ------------------

Net income (loss)...................         402         (11)          (374)

Accretion of obligation related to
 the put option issued in
 connection with the ProServ
 Acquisition........................          --          --            102
                                    ----------- ----------- ------------------
Net income (loss) applicable to
 common stockholders ............... $       402 $       (11)   $      (476)
                                    =========== =========== ==================

Net loss per share applicable to
 common stockholders ...............                            $      0.03

Weighted average number of shares
 of common stock outstanding (8)  ..                             15,577,495
                                    ===========             ==================


------------
(1) To reduce expenses to reflect contractually agreed to reductions in personnel, officers' salaries and employee benefits and other costs provided in the Dell Stock Purchase Agreement, but excludes $80 related to personnel and benefit costs incurred by ProServ in the three-month period which will be eliminated in future periods as a result of the restructuring of ProServ's operations and other cost reduction programs initiated by ProServ.

(2) To record the amortization of the excess of the purchase price over net assets acquired associated with the Pending Acquisitions over 20 years.

(3) To reduce ProServ interest expense to reflect use of the proceeds from the Stock Offering.

(4) To reduce general and administrative expenses to reflect contractually agreed to reductions in personnel, officers' salaries and employee benefits.

(5) To record interest income on note receivable ($53) net of imputed interest expense ($38) on the indebtedness related to the QBQ Acquisition.

(6)    To record the tax benefit of consolidated net losses.

(7) To record the expense related to accretion of the put option over the two year option period.

(8) Excludes 1,275,000 IPO Escrow Shares. In addition, the pro forma for the Stock Offering and the Pending Acquisitions excludes approximately 83,333 QBQ Escrow Shares. Assumes a price of $6.00 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition.

(9) Excludes charges related to the Bridge Facility fees, expenses of $956,000, including interest, based upon the assumption that the borrowings under the Bridge Facility will be outstanding for 45 days.

                           THE MARQUEE GROUP, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                JUNE 30, 1997
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            PRO FORMA FOR
                                                                         THE STOCK OFFERING,
                                                                                OFFER
                                  MARQUEE       PROSERV      PRO FORMA       AND PROSERV
                                AS REPORTED   ACQUISITION   ADJUSTMENTS      ACQUISITION
                              ------------- ------------- ------------- -------------------
ASSETS
Current assets................   $  4,117      $  5,795      $  41,300 (1)     $28,614
                                                                (9,434)(2)
                                                                (1,975)(3)
                                                               (11,189)(4)
Excess of purchase price over          --            --         13,480 (2)      13,480
 net assets acquired..........
Noncurrent assets.............      4,587         1,659           (300)(2)       4,446
                                                                (1,500)(2)
                              ------------- ------------- ------------- -------------------
 Total assets.................   $  8,704      $  7,454      $  30,382         $46,540
                              ============= ============= ============= ===================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities...........   $  2,700         7,223            200 (2)     $ 8,148
                                                                (1,975)(3)
Noncurrent liabilities........      1,559           777                          2,336
Common stock subject to put                                      1,500 (2)       1,500
 option ......................
Stockholders' equity..........      4,445          (546)        41,300 (1)      34,556
                                                                   546 (2)
                                                               (11,189) (4)
                              ------------- ------------- ------------- -------------------
 Total liabilities and           $  8,704      $  7,454      $  30,382         $46,540
  stockholders' equity........
                              ============= ============= ============= ===================

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                              PRO FORMA FOR
                                                           THE STOCK OFFERING,
                                                            BRIDGE FACILITY,
                                    QBQ        PRO FORMA    OFFER AND PENDING
                                ACQUISITION   ADJUSTMENTS     ACQUISITIONS
                              ------------- ------------- -------------------
ASSETS
Current assets................   $  1,322       $(3,253)(5)      $23,866
                                                 (1,317)(5)
                                                 (1,500)(6)

Excess of purchase price over          --         6,996 (5)       20,476
 net assets acquired..........
Noncurrent assets.............         86         1,500 (6)        5,932
                                                   (100)(5)
                              ------------- ------------- -------------------
 Total assets.................   $  1,408       $ 2,326          $50,274
                              ============= ============= ===================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities...........   $  1,134       $(1,135)(5)      $ 8,308
                                                    161 (5)
Noncurrent liabilities........          7         1,066 (5)        3,409
Common stock subject to put                       1,875 (5)        3,375
 option ......................
Stockholders' equity..........        267          (266)(5)       35,182
                                                    625 (5)

                              ------------- ------------- -------------------
 Total liabilities and           $  1,408       $ 2,326          $50,274
  stockholders' equity........
                              ============= ============= ===================

------------
(1) To reflect the estimated net proceeds from the Stock Offering of 7,500,000 shares of Common Stock at $6.00 per share:

Offering............  $45,000
Less: Fees and
 expenses...........    3,700
                    ---------
Net proceeds from
 the Stock
 Offering...........  $41,300
                    =========

(2) To reflect the acquisition of ProServ and the preliminary allocation of the purchase price:

Cash portion of purchase price
 Dell Stock Agreement (includes $1,500 deposit paid in June 1997) .......     $6,500
 Non-Employee Stock Purchase Agreement...................................      3,000
 Certain Minority Stockholders...........................................      1,214 (a)  $10,714
                                                                           ----------
Issuance of 250,000 shares of Common Stock under Dell Stock Agreement
 which are subject to a put option.......................................                   1,500
Fees and expenses including TSC fees of $300 which will be offset
 against amounts previously advanced.....................................                     520
Assumption of severance liability........................................                     200
                                                                                        ---------
   Total acquisition cost................................................                  12,934
Deficiency in net assets acquired........................................                     546
                                                                                        ---------
Excess of purchase price over net assets acquired........................                 $13,480
                                                                                        =========

       (a) Assumes purchase of the remaining minority interests in ProServ on terms similar to those contained in the Allard Stock Purchase Agreement. The preliminary allocation of purchase price may change upon final determination of the fair value of the net assets acquired.

(3) To reflect the payment of the ProServ indebtedness of $1,975 from the proceeds of the Stock Offering.

(4) To reflect (i) the repayment of the indebtedness under the Bridge Facility incurred to purchase 4,265,664 outstanding Warrants (all outstanding Warrants except those held by executive officers and directors of the Company) in the Tender Offer (including fees and expenses of the Tender Offer of $370), (ii) the issuance of an option to TSC to purchase 200,000 shares of Common Stock at an assumed exercise price of $6.00 per share and (iii) fees, interest and expenses related to the Bridge Facility of $956, including the issuance of an option to the lender to purchase 100,000 shares of Common Stock, at the exercise price of $2.25 per share.

(5) To reflect the acquisition of QBQ and the preliminary allocation of the purchase price:

 Cash portion of purchase price ..................................................           $3,103
Issuance of 416,666 shares (including 83,333 QBQ Escrow Shares) of Common Stock,
 of which 312,499 shares are subject to a put option ($1,875) ...................             2,500
Acquisition indebtedness of $1,615 less imputed interest of $388 (current
 portion of $161)................................................................             1,227
Fees and expenses including TSC fees of $150 of which $100 will be applied
 against amount previously advanced..............................................               250
                                                                                           --------
Total acquisition cost ..........................................................             7,080
                                                                                           --------
Net assets at June 30, 1997......................................................     266
Less: Current assets not acquired................................................  (1,317)
Add: Current liabilities not acquired............................................   1,135        84
                                                                                 --------- --------
Excess of purchase price over net assets acquired ...............................            $6,996
                                                                                           ========

   A deposit of $400 in cash was paid to QBQ in July 1997 and will be applied towards the purchase price.

   The preliminary allocation of purchase price may change upon final determination of the fair value of the net assets acquired.

(6) To reflect the non-recourse loan of $1,500 by the Company to the sole stockholder of QBQ.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                        INDEX TO FINANCIAL STATEMENTS

 THE MARQUEE GROUP, INC. AND SUBSIDIARIES
 ----------------------------------------

Report of Independent Auditors .................................................................  F-2

Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited) ..............  F-3

Consolidated Statements of Operations for the period from July 11, 1995 (inception) to
 December 31, 1995 and for the year ended December 31, 1996 and for the six months ended June
 30, 1997 and 1996 (unaudited) .................................................................  F-4

Consolidated Statements of Stockholders' Equity for the period from July 11, 1995 (inception)
 to December 31, 1995 and for the year ended December 31, 1996 and for the six months ended
 June 30, 1997 (unaudited) .....................................................................  F-5

Consolidated Statements of Cash Flows for the period from July 11, 1995 (inception) to
 December 31, 1995 and for the year ended December 31, 1996 and for the six months ended June
 30, 1997 and 1996 (unaudited) .................................................................  F-6

Notes to Consolidated Financial Statements .....................................................  F-8

PROSERV, INC. AND SUBSIDIARIES
------------------------------

Report of Independent Accountants .............................................................. F-17

Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited) .............. F-18

Consolidated Statements of Operations for the years ended December 31, 1996 and 1995 and for the six months ended June 30, 1997 and 1996 (unaudited) ....................................... F-19

Consolidated Statements of Stockholders' Equity/(Deficit) for the years ended December 31,
 1996 and 1995 and for the six months ended June 30, 1997 (unaudited) .......................... F-20

Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995 and for the six months ended June 30, 1997 and 1996 (unaudited) ....................................... F-21

Notes to Consolidated Financial Statements ..................................................... F-22

QBQ ENTERTAINMENT, INC.
-----------------------

Report of Independent Auditors ................................................................. F-35

Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited) ........................... F-36

Statements of Operations for the years ended December 31, 1996 and 1995 and for the six months ended June 30, 1997 and 1996 (unaudited) ............................................... F-37

Statements of Stockholder's Equity (Deficiency) for the years ended December 31, 1996 and
 1995 and the six months ended June 30, 1997 (unaudited) ....................................... F-38

Statements of Cash Flows for the years ended December 31, 1996 and 1995 and for the six months ended June 30, 1997 and 1996 (unaudited) ............................................... F-39

Notes to Financial Statements .................................................................. F-40

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders of The Marquee Group, Inc.

   We have audited the accompanying consolidated balance sheet of The Marquee Group, Inc. and Subsidiaries (the "Company"), as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and for the period from July 11, 1995 (Inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1996, and the consolidated results of its operations and its cash flows for the year ended December 31, 1996 and for the period from July 11, 1995 (Inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

February 14, 1997

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 1996  JUNE 30, 1997
                                                             ----------------- ---------------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents...................................    $ 7,230,526      $   688,005
 Accounts receivable.........................................      1,295,894        2,902,001
 Due from related parties....................................        138,699          245,573
 Due from Celebrity Golf Championship, LLC...................        169,100               --
 Prepaid expenses and other current assets...................        250,363          281,707
                                                             ----------------- ---------------
Total current assets.........................................      9,084,582        4,117,286
Property and equipment, net..................................        218,604        1,449,324
Loan receivable--non current ................................             --          335,112
Deposits and other costs related to pending acquisitions and
 tender offer................................................             --        2,045,000
Other assets.................................................         57,612          757,612
                                                             ----------------- ---------------
Total assets.................................................    $ 9,360,798      $ 8,704,334
                                                             ================= ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities....................    $ 1,134,692      $ 1,863,095
 Distribution payable to stockholders........................        382,311          382,311
 Loan payable to officer/stockholder.........................             --          121,615
 Acquisition indebtedness--current portion...................        332,500          332,500
                                                             ----------------- ---------------
Total current liabilities....................................      1,849,503        2,699,521
Loan payable to officer/stockholder..........................        121,615               --
Acquisition indebtedness--stockholders.......................      1,637,500        1,137,500
Other liabilities............................................        343,000          422,739
Commitments
Stockholders' equity:
 Preferred stock, $.01 par value; 5,000,000 shares
  authorized,
  no shares issued ..........................................
 Common stock, $.01 par value; 25,000,000 shares authorized,
  8,769,162 shares issued and outstanding....................         87,692           87,692
 Additional paid-in capital..................................      7,795,199        7,664,071
 Deferred compensation.......................................        (63,334)         (15,838)
 Accumulated deficit.........................................     (2,410,377)      (3,291,351)
                                                             ----------------- ---------------
                                                                   5,409,180        4,444,574
                                                             ----------------- ---------------
Total liabilities and stockholders' equity...................    $ 9,360,798      $ 8,704,334
                                                             ================= ===============

                            See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         FOR THE PERIOD       SIX MONTHS ENDED
                                                       FROM JULY 11, 1995         JUNE 30,
                                        YEAR ENDED       (INCEPTION) TO  -------------------------
                                     DECEMBER 31, 1996 DECEMBER 31, 1995      1997         1996
                                    ----------------- ------------------ ------------ ------------
Commissions and fee income..........    $ 2,868,788        $       --      $6,174,087   $  800,895
Operating expenses..................      2,563,682                --       2,900,732      666,796
General and administrative
 expenses...........................      2,259,760                --       4,152,511      707,600
                                    ----------------- ------------------ ------------ ------------
Loss from operations................     (1,954,654)               --        (879,156)    (573,501)
Interest expense (income)...........        283,222                --           1,818           --
Financing expense...................        192,501                --              --           --
                                    ----------------- ------------------ ------------ ------------
Loss before income taxes............     (2,430,377)               --        (880,974)    (573,501)
Income tax benefit..................         20,000                --              --           --
                                    ----------------- ------------------ ------------ ------------
Net loss............................   $ (2,410,377 )      $       --      $ (880,974)  $ (573,501)
                                    ================= ================== ============ ============
Net loss per share..................    $     (1.03)       $       --      $     (.12)  $     (.28)
                                    ================= ================== ============ ============
Weighted average common stock
 outstanding........................      2,346,717         2,066,662       7,494,162    2,066,662
                                    ================= ================== ============ ============

                            See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              NUMBER OF   COMMON     ADDITIONAL       DEFERRED     ACCUMULATED
                               SHARES      STOCK   PAID-IN CAPITAL  COMPENSATION     DEFICIT         TOTAL
                            ----------- --------- --------------- -------------- -------------- --------------
Issuance of common
 stock--July 1995 ..........  1,938,462   $19,385   $        595     $      --     $        --    $     19,980
                            ----------- --------- --------------- -------------- -------------- --------------
Balance--December 31, 1995 .  1,938,462    19,385            595            --              --          19,980
Issuance of common stock:
 Issuance to employee.......     50,000       500        118,750      (118,750)             --             500
 Conversion of Debentures ..    666,662     6,667      1,993,333            --              --       2,000,000
 Public offering, net of
  offering costs............  3,852,500    38,525     15,547,001            --              --      15,585,526
 Acquisition of
  Subsidiaries..............  2,261,538    22,615      1,487,831            --              --       1,510,446
Distribution to acquired
 companies' stockholders ...         --        --    (10,970,000)           --              --     (10,970,000)
S corporation dividend of
 subsidiary.................         --        --       (382,311)           --              --        (382,311)
Amortization of deferred
 compensation...............         --        --             --        55,416              --          55,416
Net loss for the year ended
 December 31, 1996..........         --        --             --            --      (2,410,377)     (2,410,377)
                            ----------- --------- --------------- -------------- -------------- --------------
Balance--December 31, 1996 .  8,769,162    87,692      7,795,199       (63,334)     (2,410,377)      5,409,180
Offering costs..............         --        --       (131,128)           --              --        (131,128)
Amortization of deferred
 compensation...............         --        --             --        47,496              --          47,496
Net loss for the six months
 ended June 30, 1997........         --        --             --            --        (880,974)       (880,974)
                            ----------- --------- --------------- -------------- -------------- --------------
Balance--June 30, 1997
 (unaudited)................  8,769,162   $87,692   $  7,664,071     $ (15,838)    $(3,291,351)   $  4,444,574
                            =========== ========= =============== ============== ============== ==============

                            See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE
                                                                PERIOD FROM         SIX MONTHS ENDED
                                                               JULY 11, 1995            JUNE 30,
                                              YEAR ENDED      (INCEPTION) TO  --------------------------
                                           DECEMBER 31, 1996 DECEMBER 31, 1995     1997          1996
                                          ----------------- ----------------- ------------- ------------
                                                                                (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................    $(2,410,377)        $    --       $  (880,974)  $(573,501)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation............................          5,620              --            18,836          --
  Non-cash compensation...................         55,416              --            84,596         500
  Deferred income taxes...................        (40,000)             --            79,739          --
  Changes in operating assets and
   liabilities:
   Accounts receivable....................        974,169              --        (1,606,107)         --
   Due from related parties...............        (67,810)             --           (39,986)         --
   Due from Celebrity Golf Championship,
    LLC ..................................             --              --           169,100          --
   Prepaids and other current assets .....       (178,318)             --           (31,344)         --
   Accounts payable and accrued
    liabilities...........................       (192,630)             --           713,503      70,000
   Income taxes payable...................         20,250              --                --          --
   Other liabilities .....................             --              --                --          --
                                          ----------------- ----------------- ------------- ------------
Net cash used in operating activities ....     (1,833,680)             --        (1,492,637)   (503,001)
                                          ----------------- ----------------- ------------- ------------
INVESTING ACTIVITIES
Purchase of fixed assets..................       (122,422)             --        (1,249,556)         --
Employee loan.............................             --              --          (424,200)         --
Deposits and other costs related to
 acquisitions.............................             --              --        (1,550,000)         --
Security Deposits.........................        (44,760)             --          (700,000)         --
                                          ----------------- ----------------- ------------- ------------
Net cash used in investing activities ....       (167,182)             --        (3,923,756)         --
                                          ----------------- ----------------- ------------- ------------
FINANCING ACTIVITIES
Proceeds from loans payable to related
 parties..................................        766,718              --                --     587,000
Repayments of loans payable to related
 parties..................................       (200,000)             --                --          --
Proceeds from private placement...........      1,554,897              --                --          --
Payment of acquistion indebtedness .......             --              --          (500,000)         --
Issuance of common stock, net of offering
 costs....................................     15,586,026          19,980          (131,128)         --
Distribution to Subsidiary stockholders ..     (9,000,000)             --                --          --
Cash acquired through acquisition of
 Subsidiaries.............................        503,767              --                --          --
Costs related to Tender Offer.............             --              --          (495,000)         --
                                          ----------------- ----------------- ------------- ------------
Net cash provided by financing
 activities...............................      9,211,408          19,980        (1,126,128)    587,000
Increase (decrease) in cash and cash
 equivalents..............................      7,210,546          19,980        (6,542,521)     83,999
Cash and cash equivalents at beginning of
 period...................................         19,980              --         7,230,526      19,980
                                          ----------------- ----------------- ------------- ------------
Cash and cash equivalents at end of
 period...................................    $ 7,230,526         $19,980       $   688,005   $ 103,979
                                          ================= ================= ============= ============

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE
                                                                PERIOD FROM       SIX MONTHS ENDED
                                                               JULY 11, 1995          JUNE 30,
                                              YEAR ENDED      (INCEPTION) TO  -----------------------
                                           DECEMBER 31, 1996 DECEMBER 31, 1995    1997        1996
                                          ----------------- ----------------- ----- ----- -----------
                                                                               (UNAUDITED) (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 FINANCING ACTIVITIES:
Exchange of loans payable--related
 parties for debentures...................    $  445,103            $--         $     --       $--
                                          ================= ================= =========== ===========
Conversion of debentures to common stock .    $2,000,000            $--               --        --
                                          ================= ================= =========== ===========
Issuance of acquisition
 indebtedness--stockholders...............    $1,970,000            $--               --        --
                                          ================= ================= =========== ===========
S Corporation dividend payable............    $  382,311            $--               --        --
                                          ================= ================= =========== ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
 Income taxes.............................    $       --            $--         $268,250        --
                                          ================= ================= =========== ===========
 Interest.................................    $  254,000            $--               --        --
                                          ================= ================= =========== ===========

                            See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND ORGANIZATION

   The Marquee Group, Inc. (the "Company"), which began operations in 1996, was organized in the State of Delaware on July 11, 1995 for the purpose of providing integrated event management, televised production, marketing, talent representation and consulting services in the sports, news and other entertainment industries.

   On December 12, 1996, the Company acquired by merger, concurrently with the closing of its initial public offering ("IPO"), Sports Marketing & Television International, Inc. ("SMTI") which provides production and marketing services to sporting events, sports television shows and professional and collegiate leagues and organizations and, Athletes and Artists, Inc. ("A&A"), a sports and media talent representation firm. The SMTI stockholders received cash of $6,500,000 from the proceeds of the IPO, an additional $1,500,000 payable in five equal installments over five years and 1,292,307 shares of the Company's common stock. The A&A stockholders received cash of $2,500,000 from the proceeds of the IPO, miscellaneous reimbursements of $80,000, an additional $1,000,000 payable in five equal installments over five years and 969,231 shares of the Company's common stock.

BASIS OF PRESENTATION

   The accompanying consolidated financial statements include the accounts of the Company and its Subsidiaries from and after December 12, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.

INTERIM FINANCIAL STATEMENTS

   The unaudited interim information as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Interim results are not necessarily indicative of results for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

REVENUE RECOGNITION

   Fee revenue from television production services is recognized when the program is available for broadcast. Licensing, sponsorship and merchandise revenues are recognized for guaranteed amounts when contractual obligations are met (subsequent royalties are recorded when received). Fee revenue from advertising services is recognized in the month the advertisement is broadcast or printed. Consulting revenue is recognized as services are provided.

   The Company recognizes talent representation commissions as income when they become due to the Company under terms of the Company's representation agreements with its clients. Generally, commissions are payable by clients upon their receipt of payments for performance of services or upon the delivery or use of material created by them. Commissions on profit or gross receipt participations are recorded upon determination of the amounts.

PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives ranging from five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES  (Continued)

INCOME TAXES

   The Company accounts for income taxes using the liability method.

CASH EQUIVALENTS

   The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade accounts receivable.

   At December 31, 1996, 90% of the Company's cash and cash equivalents was invested with one financial institution.

   Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's client base.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Loan payable to officer stockholder: The carrying amount of the Company's borrowings under its long-term debt agreement approximates fair value.

   Acquisition indebtedness--stockholders: The carrying amount of the Company's borrowings under its long-term debt agreement approximates fair value.

NET INCOME (LOSS) PER SHARE

   Net income (loss) per share is based upon net income (loss) divided by weighted average number of shares of common stock and common stock equivalents outstanding during the year. Shares of common stock placed in escrow upon completion of the IPO described in Note 6, which are common stock equivalents, have been excluded from the calculation of earnings per share. The shares of common stock issued upon the automatic conversion of the debentures (see Note 5) are considered outstanding for all periods presented. In addition, all shares have been adjusted to give effect to the stock split discussed in Note 4.

   Supplementary net loss per share would have been $(.83) for the year ended December 31, 1996 if the debentures had been converted at the beginning of the year.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

   In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," which is required to be adopted in December 1997. At that time the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. The impact of Statement No. 128 on earnings per share is not expected to be material.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                            DECEMBER 31,   JUNE 30,
                                                1996         1997
                                          -------------- -----------
                                                          (UNAUDITED)
Furniture and fixtures....................    $118,172    $  211,122
Leasehold improvements....................      79,413     1,236,019
Vehicles..................................      26,639        26,639
                                          -------------- -----------
                                               224,224     1,473,780
Accumulated depreciation and
 amortization.............................       5,620        24,456
                                          -------------- -----------
                                              $218,604    $1,449,324
                                          ============== ===========

3. RELATED PARTY TRANSACTIONS

   At June 30, 1997 and December 31, 1996, the Company has a loan payable of $121,615 to an officer/stockholder which is due on January 1, 1998 with interest at 12% per annum.

   The Company provided services as a subcontractor for SMTI aggregating $724,000, for the period from January 1, 1996 to December 12, 1996 (see Note
1), which are included in revenues in the accompanying consolidated statement of operations.

   In April 1997, in connection with the employment of an officer of the Company, the Company loaned the officer $424,000 which loan by its terms may be forgiven. In addition, the officer will over a three year period beginning with his date of employment receive $100,000 payable in shares of Common Stock.

4. STOCKHOLDERS' EQUITY

COMMON STOCK

   On July 17, 1996, the Board of Directors and stockholders of the Company approved an increase in the authorized capitalization of the Company to 25,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Furthermore, in August 1996 the Board of Directors and the stockholders of the Company approved a stock split whereby 999 shares of the 1,000 shares of common stock outstanding at that time were split on the basis of approximately 1,940-for-1 and the remaining one share of common stock outstanding at that time was split on the basis of 50,000-for-1. All share information in the financial statements has been restated to reflect such stock split.

5. PRIVATE PLACEMENT

   In August 1996, the Company issued debentures (the "Debentures"), in the aggregate principal amount of $2,000,000, each Debenture consisted of $50,000 principal amount of 10% Convertible Debentures. Interest on the Debentures of $254,000 was calculated for the period from the final closing of the Private Placement to a date one year from the effective date of the Company's IPO. The Debentures were automatically converted into units (see Note 6) identical in all respects to those offered in the IPO at a rate of one unit for each $3.00 principal amount of Debentures.

   Stockholders of the Company and stockholders of the Subsidiaries purchased an aggregate of $750,000 principal amount of Debentures, of which $445,103 was in exchange for existing indebtedness of the Company to such stockholders. In addition, the Company repaid $125,000 to one of the officer/ stockholders from the proceeds of the private placement.

6. INITIAL PUBLIC OFFERING AND ACQUISITIONS

   In December 1996, the Company closed its IPO of 3,852,500 units (the "Units"), each unit consisting of one share of common stock and one redeemable warrant, at a price of $5.00 per Unit. Each warrant

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

6. INITIAL PUBLIC OFFERING AND ACQUISITIONS  (Continued)

entitles the holder to purchase one share of common stock at an exercise price of $7.50, subject to adjustment, at any time until December 4, 2001. The warrants are redeemable by the Company under certain circumstances at a redemption price of $.05 per warrant.

   The Company also granted to the underwriters or their designees options (the "IPO Options") to purchase up to 335,000 Units. The Units purchaseable upon exercise of the IPO Options are identical to the Units described above, except that the underlying warrants are redeemable only by the Company under limited circumstances. The IPO Options are exercisable during a three-year period commencing two years from the date of the public offering at an exercise price of $8.25, subject to adjustment in certain events.

   Certain of the Company's stockholders and the stockholders of the Subsidiaries have placed an aggregate of 1,275,000 of their shares of common stock in escrow. These shares will not be assignable or transferable (but may be voted) until such time as they are released from escrow based upon the Company meeting certain annual earnings levels or the common stock attaining certain price levels. All reserved shares remaining in escrow on March 31, 2000 will be forfeited and contributed to the Company's capital. In the event the Company attains any of the earnings thresholds or stock prices providing for the release of the escrow shares to the stockholders, the Company will recognize compensation expense at such time based on the then fair market value of the shares.

   The acquisition by merger of the Subsidiaries was accounted for as a consolidation at historical cost due to the significance of the equity interests in the Company to be held by the stockholders of the Subsidiaries following completion of the acquisitions. Accordingly, the acquired assets and liabilities of the Subsidiaries were recorded at their historical amounts. The capital stock of the Subsidiaries was included in additional paid-in capital. In addition, the cash paid to the Subsidiaries' stockholders was recorded as a dividend charged to additional paid-in capital.

   SMTI was an S Corporation prior to the merger. The SMTI stockholders will receive a distribution of $382,000 which represents 40% of the taxable earnings of SMTI prior to the merger.

   The following unaudited pro forma information presents the results of operations of the Company as though the aforementioned acquisitions and the completion of the IPO had occurred as of the beginning of 1996 and 1995.

                                               YEAR ENDED
                                              DECEMBER 31,
                                      ---------------------------
                                           1996          1995
                                      ------------- -------------
Pro forma revenue.....................  $15,184,589   $10,341,827
                                      ============= =============
Pro forma net income (loss)...........  $  (913,005)  $   789,773
                                      ============= =============
Pro forma net income (loss) per
 share................................  $      (.12)  $       .10
                                      ============= =============
Pro forma weighted average shares ....    7,494,162     7,494,162
                                      ============= =============

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

6. INITIAL PUBLIC OFFERING AND ACQUISITIONS  (Continued)

    Included in the above unaudited pro forma information are the historical results of operations of SMTI and A&A for the years ended December 31, 1996 and 1995 as follows:

                                    YEAR ENDED
                                 DECEMBER 31, 1996
                           ---------------------------
                                SMTI           A&A
                           ------------- -------------
Revenues...................  $ 9,193,000   $ 4,103,000
Costs and expenses.........   (8,055,000)   (3,625,000)
                           ------------- -------------
Income before income
 taxes.....................    1,138,000       478,000
Income tax provision.......     (112,000)     (229,000)
                           ------------- -------------
Net income.................  $ 1,026,000       249,000
                           ============= =============

                                    YEAR ENDED
                                 DECEMBER 31, 1995
                           ---------------------------
                                SMTI           A&A
                           ------------- -------------
Revenues...................  $ 6,495,000   $ 3,846,000
Costs and expenses.........   (6,402,000)   (3,770,000)
                           ------------- -------------
Income before income
 taxes.....................       93,000        76,000
Income tax provision.......       (9,000)      (77,000)
                           ------------- -------------
Net income (loss)..........  $    84,000   $    (1,000)
                           ============= =============

   In addition, the pro forma information for the years ended December 31, 1996 and 1995, include adjustments for the following transactions, as if they had each occurred on January 1, 1995.

o The terms of new employment contracts with key executives of SMTI and A&A provide for salaries which are $1,345,000 less than their historical salaries for the year ended December 31, 1995 and the reduction of benefit expenses of $140,000 for the termination of the employee benefit plans. Pursuant to the acquisition agreements, the key executives of SMTI and A&A have reduced their salaries and committed to terminate the employee benefit plans for the year ended December 31, 1996 (therefore no pro forma adjustment is required); and

o At December 12, 1996, the date of the consummation of the IPO, the status of SMTI as an S Corporation was terminated and accordingly, SMTI is subject to federal and local income taxes. The pro forma statement of operations reflect income taxes based upon the income of SMTI, as if SMTI had not been an S Corporation.

7. INCOME TAXES

   The income tax benefit for the year ended December 31, 1996 consists of:

Current:
 Federal..........  $     --
 State and local .  $(20,000)
                  -----------
                    $(20,000)
                  -----------
Deferred:
 Federal .........    30,000
 State and local      10,000
                  -----------
                    $ 40,000
                  -----------
                    $ 20,000
                  ===========

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

7. INCOME TAXES  (Continued)

    A reconciliation of the federal statutory tax rate to the actual effective rate for the year ended December 31, 1996 is as follows:

Statutory rate .......................................   (34.0)%
State and local income taxes, net of federal benefit        .4
Valuation allowance...................................    31.8
Permanent differences.................................     1.0
                                                      ---------
                                                           (.8)%
                                                      =========

   The net deferred tax liabilities is comprised of the following at December 31, 1996:

Cumulative effect of change in tax accounting basis ...  $  (343,000)
Compensation expense deducted for tax purposes, not
 for financial reporting purposes......................      (29,000)
Net operating losses...................................    1,051,000
Valuation allowance....................................   (1,022,000)
                                                       -------------
                                                         $  (343,000)
                                                       =============

8. STOCK OPTION PLAN

   The Company's Board of Directors has adopted and the stockholders have approved the Company's 1996 Stock Option Plan (the "Plan"). The Plan provides for the grant, at the discretion of the Board of Directors, of (i) options that are intended to qualify as incentive stock options within the meaning of
Section 422A of the Internal Revenue Code to certain employees and consultants and (ii) options not intended to so qualify. The total number of shares of common stock for which options may be granted under the Plan is 500,000 shares. In October 1996, options to purchase an aggregate of 230,000 shares of common stock were granted under the Plan. Of such options, 100,000 were granted to 14 employees of the Company and have an exercise price of $5 per share, and 130,000 were granted to the Company's executive officers and directors and have an exercise price of $6.25 per share. The options vest in annual installments over the three to five year period commencing one year from the date of grant. In June 1997, the Company granted an executive officer options to purchase 7,500 shares of Common Stock at a price of $5.875 which vest over a three year period and expire in June 2002.

   The Plan is administered by a Stock Option Committee (the "Committee") which is appointed by the Board of Directors. The Committee determines who among those eligible will be granted options, the time or times at which options will be granted, the terms of the options, including the exercise price, the number of shares subject to the options and the terms and conditions of exercise.

   The Company has elected to follow Accounting Principles Board opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of options valuation models that were not developed for use in valuing employee stock options. The exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant and, therefore, no compensation expense is recognized.

   Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

8. STOCK OPTION PLAN  (Continued)

Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 5.45% to 6.18% and a volatility factor of the expected market price of the Company's common stock of .718. The weighted-average expected life of the options is 3.6 years. Dividends are not expected in the future.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the year ended December 31, 1996 is as follows:

Pro forma net loss ..........   $ (2,453,995)
                             ===============
Pro forma net loss per
 share.......................   $      (1.05)
                             ===============

   The weighted average fair value of options granted during 1996 is $2.57. The exercise prices for options outstanding as of December 31, 1996 ranged from $5.00 to $6.25. The weighted average remaining contractual life of those options is 9.75 years. At December 31, 1996 none of the options are exercisable.

9. COMMITMENTS AND CONTINGENCIES

   The Company leases office space under operating leases which expire through 2008. These operating leases provide for basic annual rents plus escalation charges. The aggregate future minimum lease payments required under these leases are as follows:

1997......... $  135,000
1998.........    404,000
1999.........    672,000
2000.........    696,000
2001.........    719,000
Thereafter ..  4,515,000
             -----------
              $7,141,000
             ===========

   The Company also rents office space on a month-to-month basis. Rent expense amounted to $45,000, $23,000, and $158,561, respectively, for the year ended December 31, 1996, for the six months ended June 30, 1996 and 1997.

   During March 1996, the Company entered into a five-year employment agreement with a key executive that provides for an annual base salary plus bonus aggregating $475,000. During December 1996 the Company entered into five-year employment agreements with four key executives that provide for an annual base salaries aggregating $1,075,000.

   During May 1996, the Company entered into a three-year employment agreement with a key executive that provides for an annual base salary ranging from $250,000 to $350,000. Upon entering into the employment agreement, the Company issued one share of common stock to this employee.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES  (Continued)

Furthermore, the Company agreed that prior to the IPO the employee's one share would be converted into 50,000 shares of common stock, contingent upon the employee remaining with the Company for fifteen months. The Company will recognize non-cash compensation expense of $118,750 over the vesting period. The Company recognized non-cash compensation expense of $55,416 in 1996, which is included in general and administrative expense in the accompanying consolidated statement of operations.

   During August 1996, the Company entered into a six-year consulting agreement with Sillerman Communications Management Corporation ("SCMC"), which is controlled by Robert F.X. Sillerman, the Chairman of the Company and the controlling stockholder of The Sillerman Companies, Inc., a principal stockholder of the Company, that provides for a monthly fee of $30,000 commencing in September 1997. The monthly fee shall be increased annually by the percentage increase in the consumer price index.

   In February 1997, the Company paid $400,000 to The Sillerman Companies ("TSC"), a company controlled by Robert F. X. Sillerman, the Chairman of the Company, as an advance against advisory services to be provided. The advance will be applied against amounts which will be payable to TSC in connection with the consummation of the Pending Acquisition and tender offer mentioned in Notes 2 and 3 above.

   In March 1997, SCMC assigned its rights, obligations, and duties under the consulting agreement to The Sillerman Companies, Inc.

   The Company is subject to certain legal proceedings and claims which have arisen in the ordinary course of its business. In the opinion of management, settlement of these actions, when ultimately concluded, will not have a material adverse effect on the results of operations, cash flows or the financial condition of the Company.

10. INVESTMENT IN JOINT VENTURE

   SMTI and NBC formed a limited liability corporation, Celebrity Golf Championship, LLC ("CGC") the purpose of which is to conduct the annual golfing tournament currently known as The Celebrity Golf Championship. Earnings are allocated 75% to NBC and 25% to SMTI in accordance with the LLC agreement. All profits from CGC are distributed.

   Condensed financial information of CGC at December 31, 1996 is as follows:

Cash..........  $ 169,100
              ===========
Due to SMTI ..  $(169,100)
              ===========

                      YEAR ENDED DECEMBER 31,
                   ---------------------------
                        1996          1995
                   ------------- -------------
Revenues...........  $ 2,743,700   $ 2,875,600
Costs and
 expenses..........   (2,067,400)   (1,928,300)
                   ------------- -------------
Net income.........  $   676,300   $   947,300
                   ============= =============

11. SUBSEQUENT EVENTS (UNAUDITED)

   In June and July 1997, the Company entered into agreements (the "ProServ Acquisition Agreements") to acquire approximately 94% of ProServ, Inc. and ProServ Television, Inc. (collectively, "ProServ") and is currently negotiating to acquire the remaining minority interests in ProServ. If the Company is unable to acquire the remaining minority interests in ProServ on satisfactory terms, the Company intends to obtain full ownership of ProServ through a statutory merger. ProServ is an established provider of international sports event management, television production, marketing, talent representation and consulting services. The aggregate purchase price pursuant to the ProServ Acquisition

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

11. SUBSEQUENT EVENTS (UNAUDITED)  (Continued)

Agreements consists of approximately $10.1 million in cash and 250,000 shares of Common Stock. The Company anticipates purchasing the remaining minority interests for approximately $609,000. In connection with the acquisition of Pro Serv, in June 1997, the Company deposited $1.5 million of the purchase price in escrow.

   The Company has also entered into an agreement pursuant to which Marquee Music, Inc. ("Marquee Music"), a wholly-owned subsidiary of the Company, will acquire the assets of QBQ Entertainment, Inc. ("QBQ"), a company that books tours and appearances for a variety of entertainers. The aggregate purchase price for the acquisition of QBQ consists of approximately $3.1 million in cash, $1.6 million payable in annual installments over eight years and up to $2.5 million payable in shares of Common Stock, of which shares relating to up to $500,000 are subject to an escrow agreement. In connection with the acquisition of QBQ, in July 1997, the Company deposited $400,000 of the purchase price in escrow.

   In July 1997, the Company commenced a tender offer to purchase up to all (but not less than 3,200,000, representing 70.8%) of the 4,519,162 outstanding warrants at a cash purchase price of $2.40 per warrant. The Company, through its principal financial advisor, is currently negotiating a short-term loan (the "Bridge Facility") to fund the purchase of the Warrants which the Company intends to repay with a portion of the proceeds from the Offering (as described herein). There can be no assurance that the Company will obtain such financing.

   The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 in July 1997 in order to register for sale 8,625,000 shares of its common stock including 1,125,000 shares for Underwriter's over-allotment (the "Offering"). The proceeds of the proposed stock offering will be used to fund the cash portion of the acquisitions described in Note 2, repay certain debt, payment of the Bridge Facility, working capital and other general corporate purposes. The offering is conditional on the completion of the tender offer mentioned above and the concurrent closing of the ProServ Acquisition.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
 ProServ, Inc. and Subsidiaries

   We have audited the accompanying consolidated balance sheet of ProServ, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ProServ, Inc. and Subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Washington, D.C.
June 25, 1997

                        PROSERV, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,   JUNE 30, 1997
                                                             -------------- ---------------
                                                                   1996        (UNAUDITED)
                                                             -------------- ---------------
ASSETS
Current assets:
 Cash and cash equivalents...................................  $   168,295     $ 1,181,889
 Restricted cash.............................................           --         254,401
 Accounts receivable, net....................................    3,241,184       4,099,189
 Prepaid expenses and other current assets...................      158,364         259,944
                                                             -------------- ---------------
Total current assets.........................................    3,567,843       5,795,423
Property and equipment, net .................................      468,444         450,949
Noncurrent accounts receivable...............................    1,228,206       1,158,819
Other assets.................................................       76,426          49,019
                                                             -------------- ---------------
Total assets.................................................  $ 5,340,919     $ 7,454,210
                                                             ============== ===============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Current portion of notes payable............................  $   900,000     $ 2,175,000
 Accounts payable............................................    1,104,623       2,330,864
 Accrued expenses............................................    1,003,968         554,250
 Income tax payable..........................................       48,290         156,207
 Production rights payable...................................       42,741         370,588
 Accounts payable--clients...................................           --         254,401
 Deferred revenue............................................      659,386       1,098,213
 Deferred income taxes.......................................      259,000         259,000
                                                             -------------- ---------------
Total current liabilities....................................    4,018,008       7,198,523
Notes payable................................................      650,000              --
Deferred rent................................................      875,778         776,726
Minority interest ...........................................           --          24,683
                                                             -------------- ---------------
Total liabilities............................................    5,543,786       7,999,932
                                                             -------------- ---------------
Commitments and contingencies
Stockholders' deficit:
 Class A preferred stock, $1,000 par value--2,000 shares
  authorized; 600 shares issued and outstanding..............      600,000         600,000
 Common stock, $1.00 par value--20,000 shares authorized;
  1,250 shares issued and outstanding .......................        1,250           1,250
 Additional paid-in capital..................................    3,571,692       3,571,692
 Unearned compensation.......................................     (341,369)       (258,475)
 Accumulated deficit.........................................   (4,232,051)     (4,659,107)
 Cumulative translation adjustment...........................      197,611         198,918
                                                             -------------- ---------------
Total stockholders' deficit..................................     (202,867)       (545,722)
                                                             -------------- ---------------
Total liabilities and stockholders' deficit..................  $ 5,340,919     $ 7,454,210
                                                             ============== ===============

The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                            YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                        ----------------------------- --------------------------
                                              1996           1995          1997         1996
                                        -------------- -------------- ------------ -------------
                                                                              (UNAUDITED)
Operating revenue.......................  $13,387,810    $17,792,247    $6,438,343   $ 5,253,016
Operating expenses......................   10,130,353     11,926,379     4,739,531     4,872,175
General and administrative expenses ....    5,000,927      6,581,388     1,921,300     2,481,005
Restructuring costs.....................      565,000             --            --            --
Legal settlement........................           --        300,000            --            --
Loss on sublease........................           --        293,832            --            --
                                        -------------- -------------- ------------ -------------
Loss from operations....................   (2,308,470)    (1,309,352)     (222,488)   (2,100,164)
Interest expense, net...................      208,691        190,967        71,368       124,438
Equity in loss of joint venture.........           --         (6,927)           --            --
Gain on sale of joint venture interest             --         67,763            --            --
Minority interest.......................           --             --        24,683            --
                                        -------------- -------------- ------------ -------------
Loss before income taxes................   (2,517,161)    (1,439,483)     (318,539)   (2,224,602)
Provision (benefit) for income taxes ...      239,824         (1,126)      108,517         2,003
                                        -------------- -------------- ------------ -------------
Net loss................................  $(2,756,985)   $(1,438,357)   $ (427,056)  $(2,226,605)
                                        ============== ============== ============ =============

The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                 ADDITIONAL                                     CUMULATIVE
                          PREFERRED    COMMON     PAID-IN     TREASURY   UNEARNED  ACCUMULATED TRANSLATION
                            STOCK       STOCK     CAPITAL      STOCK   COMPENSATION  DEFICIT    ADJUSTMENT    TOTAL
                         ----------- ---------------------- ----------- ---------------------- ----------- -----------
Balance, January 1,
 1995...................   $600,000    $1,000    $  248,041  $(218,020)  $ (59,778)$   (36,709)  $141,468  $   676,002
Net loss................         --        --            --         --          --  (1,438,357)        --   (1,438,357)
Treasury stock reissued
 under restricted
 purchase...............         --        --            --    218,020    (218,020)         --         --           --
Amortization of unearned
 compensation...........         --        --            --         --     164,937          --         --      164,937
Foreign currency
 translation adjustment.         --        --            --         --          --          --    107,332      107,332
                         ----------- ---------------------- ----------- ---------------------- ----------- -----------
Balance, December 31,
 1995 ..................    600,000     1,000       248,041         --    (112,861) (1,475,066)   248,800     (490,086)
Net loss................         --        --            --         --          --  (2,756,985)        --   (2,756,985)
Issuance of stock
 options................         --        --       323,901         --    (323,901)         --         --           --
Issuance of common
 stock..................         --       250     2,999,750         --          --          --         --    3,000,000
Amortization of unearned
 compensation...........         --        --            --         --      95,393          --         --       95,391
Foreign currency
 translation adjustment.         --        --            --         --          --          --    (51,189)     (51,189)
                         ----------- ---------------------- ----------- ---------------------- ----------- -----------
Balance, December 31,
 1996 ..................    600,000     1,250     3,571,692         --    (341,369) (4,232,051)   197,611     (202,867)
Net loss................         --        --            --         --          --    (427,056)        --     (427,056)
Amortization of unearned
 compensation...........         --        --            --         --      82,894          --         --       82,894
Foreign currency
 translation adjustment.         --        --            --         --          --          --      1,307        1,307
                         ----------- ---------------------- ----------- ---------------------- ----------- -----------
Balance, June 30, 1997
 (unaudited)............   $600,000    $1,250    $3,571,692  $      --   $(258,475)$(4,659,107)  $198,918  $  (545,722)
                         =========== ====================== =========== ====================== =========== ===========

The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED
                                                                      DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                                                                           ---------------------------
                                                                   1996           1995          1997          1996
                                                             -------------- -------------- ------------ --------------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
 Net loss ...................................................  $(2,756,985)   $(1,438,357)   $ (427,056)  $(2,226,605)
 Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation ..............................................      181,048        152,349        51,408        60,111
  Deferred income taxes .....................................       77,000       (288,119)           --            --
  Provision for bad debts ...................................      537,820        385,616            --            --
  Amortization of unearned compensation .....................       95,393        164,937        82,894        35,000
  Equity in loss of investee ................................           --          6,927            --        10,836
  Gain on distribution from joint venture ...................           --        (67,763)           --            --
  Realized gain on sale of marketable securities  ...........           --         (4,511)           --            --
  Minority interest .........................................           --             --        24,683            --
  Changes in assets and liabilities:
   Restricted cash ..........................................     (332,999)       (31,886)     (260,238)     (303,193)
   Accounts receivable ......................................     (256,278)       466,686      (964,658)     (862,833)
   Income tax receivable ....................................       83,175        143,959            --        83,175
   Prepaid expenses and other current assets ................      233,664        (74,220)     (112,525)      (63,933)
   Noncurrent accounts receivable ...........................      410,016        445,949        69,387            --
   Other assets .............................................       (6,202)        37,275       (37,195)       13,791
   Accounts payable .........................................     (702,583)       212,128     1,466,375     1,798,750
   Accrued expenses .........................................       21,551         35,000      (315,592)     (278,124)
   Income tax payable .......................................      (47,869)        96,159       107,917       (16,754)
   Production rights payable ................................      (12,573)      (522,327)      327,847       540,732
   Deferred revenue .........................................     (211,276)    (1,109,279)      442,410       840,737
   Deferred rent ............................................     (172,879)       263,036       (99,052)     (339,969)
   Accounts payable-clients .................................      332,999         31,886       260,238       303,193
                                                             -------------- -------------- ------------ --------------
    Net cash (used in) provided by operating activities  ....   (2,526,978)    (1,094,555)      616,843      (405,086)
                                                             -------------- -------------- ------------ --------------
Cash flows from investing activities:
 Proceeds from sale of marketable securities ................           --        216,590            --            --
 Purchases of property and equipment.........................      (74,297)      (142,609)       (5,001)      (14,770)
 Investment in joint venture ................................      (10,836)       (89,164)           --       (10,836)
                                                             -------------- -------------- ------------ --------------
    Net cash used in investing activities ...................      (85,133)       (15,183)       (5,001)      (25,606)
                                                             -------------- -------------- ------------ --------------
Cash flows from financing activities:
 Proceeds from issuance of capital stock ....................    3,000,000             --            --            --
 Proceeds from notes payable ................................    1,250,000      2,460,000       425,000       957,500
 Payments on notes payable ..................................   (1,800,000)    (1,822,500)           --            --
                                                             -------------- -------------- ------------ --------------
    Net cash provided by financing activities ...............    2,450,000        637,500       425,000       957,500
                                                             -------------- -------------- ------------ --------------
Effect of exchange rate changes on cash and cash equivalents        47,626         30,090       (23,248)        1,194
                                                             -------------- -------------- ------------ --------------
Increase (decrease) in cash and cash equivalents  ...........     (114,485)      (442,148)    1,013,594       528,002
Cash and cash equivalents, beginning of period ..............      282,780        724,928       168,295       282,780
                                                             -------------- -------------- ------------ --------------
Cash and cash equivalents, end of period ....................  $   168,295    $   282,780    $1,181,889   $   810,782
                                                             ============== ============== ============ ==============
Supplemental disclosure of cash flow information:
 Cash paid during the year for income taxes, net of refunds    $   127,518    $    61,930    $       --   $        --
                                                             ============== ============== ============ ==============
 Cash paid during the year for interest .....................  $   224,461    $   181,106    $   71,368   $   124,438
                                                             ============== ============== ============ ==============
Noncash investing and financing activities:
 Issuance of treasury stock for restricted stock award  .....  $        --    $   218,020    $       --   $        --
                                                             ============== ============== ============ ==============

The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

   ProServ, Inc. and Subsidiaries (the Company) is an international corporation operating as one segment in the business of sports marketing. The Company provides career management and advisory services to professional athletes and also engages in sports event management and promotion, production and distribution of television sports broadcasting, and corporate sports consulting. The Company conducts its business principally in North America and Europe.

   The Company experienced negative cash flow from operations during the years ended December 31, 1996 and 1995, and the Company has been reliant on financing activities to fund its operations. As further described in Note 4, the Company has certain lines of credit available to fund working capital through May 31, 1998. In management's opinion, the Company has sufficient financing available to meet its current obligations as they come due.

BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries and a partially owned subsidiary in which the Company has a controlling financial interest through its direct and indirect ownership. The following entities are included in the consolidated financial statements:

   o  ProServ, Inc.

   o  ProServ Europe

   o  ProServ, U.K.

   o  ProServ Financial Services, Inc.

   o  ProServ Television, Inc.

   The above subsidiaries are wholly-owned except for ProServ Television, Inc. (ProServ TV), which is 49% owned by the Company and 51% owned by an officer/majority shareholder of the Company. The 51% ownership is accounted for as a minority interest in the accompanying consolidated financial statements. As of December 31, 1996, there was no minority interest liability. All significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT IN JOINT VENTURE

   The Company accounts for its investment in joint venture (see Note 9) under the equity method. Under this method, the original investment is recorded at cost and adjusted by the Company's share of undistributed earnings of the joint venture. The investment balance is further adjusted for additional investments in and cash distributions from the joint venture.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION

   The Company's revenues arise primarily from a percentage fee or commissions received for performing services. The Company recognizes revenue when services have been performed. Fees or

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

commissions collected in advance for services to be performed in subsequent years are recorded on the accompanying consolidated balance sheets as deferred revenue. Deferred revenue is recognized when the event is held or the Company's client performs under the related contract. Revenue associated with television event production is recorded net of fees payable to the related events. All recognized but unpaid fees are included in the accompanying consolidated balance sheets as production rights payable. The Company manages or represents various sporting events and has an ownership interest in certain of these events. Revenues and expenses from these events are recognized on the accrual basis.

CASH EQUIVALENTS

   Short-term investments with an original maturity of three months or less are considered to be cash equivalents.

RESTRICTED CASH

   The Company collects endorsement fees, special appearance fees, and tournament earnings on behalf of its clients. These funds are held in separate bank accounts pending disbursement to the individual clients. These cash balances are reflected separately on the accompanying consolidated balance sheets as restricted cash with a corresponding accounts payable to clients.

ACCOUNTS RECEIVABLE

   Accounts receivable are recorded net of an allowance for doubtful accounts of $577,650 and $569,559 at December 31, 1996 and June 30, 1997,
respectively.

CONCENTRATION OF CREDIT RISK

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents in two financial institutions which are insured by the Federal Depository Insurance Corporation (FDIC). The Company has not experienced any losses on these balances to date. In addition, the Company maintains a repurchase agreement with one of the financial institutions, in which excess funds are deposited by the financial institution in an overnight investment account. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific clients, historical trends and other information.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amounts of financial instruments including cash and cash equivalents, restricted cash, accounts receivable, notes payable and accounts payable approximate fair value as of December 31, 1996 because of the relatively short maturity of these instruments. The carrying value of noncurrent receivables approximates fair value as of December 31, 1996 based on discounted future cash flows using a discount rate that approximates the current interest rate available from the Company's financial institutions.

PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to fifteen years. Leasehold improvements are amortized over the remaining lease term using the straight-line method. Upon retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES

   ProServ, Inc. and ProServ Financial Services, Inc. file a consolidated Federal income tax return. ProServ TV files separate Federal and state returns and ProServ Europe and ProServ U.K. file separate tax returns in their respective tax jurisdictions. The Company accounts for income taxes utilizing the liability method. Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes is the current tax expense for the period plus the change during the period in deferred tax assets and liabilities.

STOCK OPTIONS

   In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 is effective for the year ended December 31, 1996. SFAS 123 permits companies to account for stock based compensation based on the provisions prescribed in SFAS 123 or based on the authoritative guidance in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." The Company has elected to continue to account for its stock based compensation in accordance with APB 25, however, as required by SFAS 123, the Company has disclosed the pro forma impact on the financial statements assuming the recognition provisions of SFAS No. 123 had been adopted.

CURRENCY TRANSLATION

   The assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rates in effect on the reporting date and revenues and expenses are translated at the weighted average exchange rate in effect during the period. Adjustments resulting from these translations are included as a separate component of stockholders' equity.

UNAUDITED INTERIM FINANCIAL INFORMATION

   The interim financial information as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 is unaudited. The unaudited interim financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. The unaudited interim financial information should be read in conjunction with the audited financial statements and related notes thereto. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                   DECEMBER 31,    JUNE 30,
                                                       1996          1997
                                                 -------------- -------------
                                                                  (UNAUDITED)
Office equipment ................................  $ 1,651,915    $ 1,570,645
Leasehold improvements ..........................      264,639        225,351
Tape library ....................................      229,813        229,813
                                                 -------------- -------------
                                                     2,146,367      2,025,809
Less: accumulated depreciation and amortization     (1,677,923)    (1,574,860)
                                                 -------------- -------------
                                                   $   468,444    $   450,949
                                                 ============== =============

   Depreciation and amortization expense was $181,048 and $152,349 for the years ended December 31, 1996 and 1995, respectively and $51,408 and $60,111 for the six months ended June 30, 1997 and 1996, respectively.

3. NONCURRENT ACCOUNTS RECEIVABLE

   Noncurrent accounts receivable include certain contractually earned amounts for which there is no future performance required by the Company and outstanding loans that will not be collected within one year from the balance sheet date. Amounts to be collected during the twelve months subsequent to December 31, 1996 are included in accounts receivable. The noncurrent accounts receivable are reflected at the present value of future receipts based on the discount rate prevailing on the date upon which the earnings process is complete and are recorded net of an unamortized discount of approximately $872,000 and $837,000 as of December 31, 1996 and June 30, 1997, respectively. Interest resulting from the amortization of the discount, which is included in operating revenues, was approximately $80,000 and $129,000 for the years ended December 31, 1996 and 1995, respectively and approximately $35,000 and $50,000 for the six months ended June 30, 1997 and 1996, respectively. Based on the present value at December 31, 1996 of future cash receipts, the noncurrent accounts receivable will be realized over the next five years and thereafter as follows as of December 31, 1996 and June 30, 1997:

                        DECEMBER 31,   JUNE 30,
                            1996         1997
                      -------------- -----------
1997..................   $  482,559   $  482,559
1998..................      534,836      465,449
1999..................       52,695       52,695
2000..................       11,724       11,724
2001..................       12,566       12,566
Thereafter............      616,385      616,385
                      -------------- -----------
                          1,710,765    1,641,378
Less: current
 portion..............     (482,559)    (482,559)
                      -------------- -----------
 Total................   $1,228,206   $1,158,819
                      ============== ===========

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)
4. NOTES PAYABLE

   Notes payable consist of the following:

                        DECEMBER 31,    JUNE 30,
                            1996          1997
                      -------------- -------------
                                       (UNAUDITED)
Lines of credit.......   $1,450,000    $ 2,150,000
Term notes payable ...      100,000         25,000
                      -------------- -------------
 Total notes payable .    1,550,000      2,175,000
Less: current
 portion..............     (900,000)    (2,175,000)
                      -------------- -------------
 Noncurrent portion ..   $  650,000    $        --
                      ============== =============

LINES OF CREDIT

   The Company maintains three lines of credit providing an aggregate working capital facility of $1,850,000 and $2,100,000 at December 31, 1996 and June 30, 1997, respectively, of which $1,450,000 and $1,950,000 was outstanding as of December 31, 1996 and June 30, 1997, respectively. Specific descriptions of these lines of credit are set forth below.

   The Company maintains two of its lines of credit with one financial institution for an aggregate working capital facility of up to $1,100,000. Total amounts outstanding under these lines of credit were $700,000 and $1,100,000 at December 31, 1996 and June 30, 1997, respectively. Interest payments are due monthly on these facilities at the bank's prime rate (8.25% at December 31, 1996 and 8.5% at June 30, 1997). These lines of credit are collateralized by substantially all of the Company's assets and certain future contract rights and are guaranteed by a shareholder of the Company. One of the lines maintained by ProServ TV is also guaranteed by ProServ, Inc. The line of credit agreements contain certain restrictive covenants, including a minimum cash flow coverage requirement, a minimum net worth requirement and restrictions on incurring additional indebtedness and issuing shares of common stock. As of December 31, 1996, the Company was not in compliance with these covenants but received a waiver from the bank related to each covenant violation. These facilities expired on May 31, 1997. On June 17, 1997, the Company renegotiated these lines of credit. The lines were combined into one $1,100,000 line of credit with a maturity date of May 31, 1998. The revised line of credit agreement requires a principal payment of $550,000 on the earlier of October 15, 1997 or the closing of a definitive purchase and sale agreement (the Agreement) between the majority shareholder of the Company and The Marquee Group (see Note 10) and a principal payment on the earlier of October 30, 1997 or 15 days after the closing of the Agreement. All other terms of the previous lines of credit remain the same.

   The Company has an additional line of credit at another bank that provides for a working capital facility of up to $750,000 and $1,000,000 at December 31, 1996 and June 30, 1997, respectively, of which $750,000 and $850,000 was outstanding as of December 31, 1996 and June 30, 1997, respectively.
Interest payments were due monthly on this facility at the prime rate as published in the Wall Street Journal (8.25% at December 31, 1996 and 9.5% at June 30, 1997). This line of credit expired on December 31, 1996. The Company subsequently renegotiated this line of credit, and the resulting new terms include a scheduled principal payment of $150,000 on or before September 30, 1997 with the remaining outstanding balance due May 31, 1998. The terms of the renegotiated line of credit terms included an increase in the maximum principal available on the line of credit to $1,000,000 and an increased interest rate of prime (as published in the Wall Street Journal) plus 1%. This line is collateralized by the rights to the Company's earnings generated by an agreement related to a specific Company sponsored event, earnings generated from certain ongoing management contracts, the rights to certain cash flow generated from the Company's team sports operations and certain royalties received by the Company pursuant to a specific contract. The line is also guaranteed by a shareholder of the Company. The line contains certain restrictive covenants,

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

4. NOTES PAYABLE  (Continued)

including a requirement that the Company maintain thirty consecutive days with a zero balance on this line. The Company was not in compliance with this covenant as of December 31, 1996, but received a waiver from the bank related to this covenant violation.

   During 1996, the Company borrowed an additional $482,500 from this financial institution. Interest payments were due monthly on this facility at the prime rate (as published in the Wall Street Journal) plus 2%. This loan was repaid in full during July 1996.

   The majority shareholder of the Company also entered into a line of credit agreement with a third financial institution during 1996. This line provides the Company with up to $600,000 in borrowings, none of which was outstanding at December 31, 1996 and $200,000 of which was outstanding at June 30, 1997. Interest payments are due monthly at the bank's prime rate (8.50% at December 31, 1996 and 9% at June 30, 1997) plus 50%, and this line expired July 31, 1997. This line is collateralized by the majority shareholder's primary residence. The line was subsequently renewed through December 31, 1997 with all of the terms remaining the same.

   The weighted average interest rate on short term borrowings was approximately 8.75% and 9.25% for the years ended December 31, 1996 and 1995, respectively and approximately 9% and 8.5% for the six months ended June 30, 1997 and 1996, respectively.

TERM NOTES PAYABLE

   The Company maintains a term note payable with a financial institution with quarterly principal payments and monthly interest payments at the bank's prime rate (8.25% at December 31, 1996). The note is collateralized by substantially all of the Company's assets as well as certain future contract rights and is guaranteed by a shareholder of the Company. This note expired on July 31, 1997 and was repaid in full at that time. The term notes payable agreement contained certain restrictive covenants including a minimum cash flow coverage requirement, a minimum net worth requirement, and restrictions on incurring additional indebtedness and issuing common stock. As of December 31, 1996, the Company was not in compliance with these covenants but received a waiver from the bank related to each covenant violation.

5. INCOME TAXES

   The components of the provision (benefit) for income taxes were as follows:

              YEAR ENDED DECEMBER       SIX MONTHS
                      31,             ENDED JUNE 30,
            ---------------------- -------------------
                1996       1995        1997      1996
            ---------- ----------- ---------- --------
                                        (UNAUDITED)
Current:
 Federal  ..  $123,116   $ 220,340   $ 74,117   $1,903
 State......    39,708      41,313     13,100      100
 Foreign....        --      25,340     21,300       --
            ---------- ----------- ---------- --------
               162,824     286,993    108,517    2,003
            ---------- ----------- ---------- --------
Deferred
 Federal....        --    (276,119)        --       --
 State......        --     (12,000)        --       --
 Foreign....    77,000          --         --       --
            ---------- ----------- ---------- --------
                77,000    (288,119)        --       --
            ---------- ----------- ---------- --------
  Total.....  $239,824   $  (1,126)  $108,517   $2,003
            ========== =========== ========== ========

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

5. INCOME TAXES  (Continued)

    Although the Company has a loss before income taxes on a consolidated basis for the years ended December 31, 1996 and 1995, ProServ TV has generated taxable income for both of those years, giving rise to the current provision. The Company's consolidated provision (benefit) for income taxes differs from the provision (benefit) that would have resulted from applying the federal statutory rates to net income before taxes. The reasons for these differences are as follows:

                                                                           SIX MONTHS
                                           YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                         ------------------------- ------------------------
                                              1996         1995        1997         1996
                                         ------------ ------------ ----------- ------------
                                                                          (UNAUDITED)
(Benefit) provision based upon Federal
 statutory rate of 34%...................  $ (855,835)  $(489,424)   $(99,911)   $(756,365)
State tax provision--ProServ TV..........      20,000      28,432      13,000           --
IRS contingency (see Note 7).............          --      57,000          --           --
Increase in deferred tax asset valuation
 allowance...............................   1,054,000     312,000     220,000      746,868
French tax audit (see Note 7)............      77,000          --          --           --
Other....................................     (55,341)     90,866      24,572       11,500
                                         ------------ ------------ ----------- ------------
                                           $  239,824   $  (1,126)   $108,517    $   2,003
                                         ============ ============ =========== ============

   The sources and tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:

                                    DECEMBER 31,    JUNE 30,
                                        1996          1997
                                  -------------- -------------
                                                   (UNAUDITED)
Deferred tax assets:
 Net operating loss
 carryforwards....................  $ 1,244,000    $ 1,464,000
 AMT credit carryforwards.........      109,000        109,000
 Deferred rent....................      333,000        310,000
 Accrued liabilities..............      302,000        300,000
 Foreign tax credit
 carryforwards....................      360,000        360,000
                                  -------------- -------------
                                      2,348,000      2,543,000
 Less: valuation allowance........   (1,726,000)    (1,946,000)
                                  -------------- -------------
 Total deferred tax assets........      622,000        597,000
                                  -------------- -------------
Deferred tax liabilities:
 Property and equipment...........      (80,000)       (80,000)
 Accounts receivable..............     (535,000)      (510,000)
 IRS contingency..................     (182,000)      (182,000)
 French Tax Audit.................      (77,000)       (77,000)
 Other............................       (7,000)        (7,000)
                                  -------------- -------------
 Total deferred tax liabilities ..     (881,000)      (856,000)
                                  -------------- -------------
 Net deferred tax liability ......  $  (259,000)   $  (259,000)
                                  ============== =============

   As of December 31, 1996 and June 30, 1997, the Company had foreign tax credit carryforwards (FTC's) of $360,000 expiring in 1997. Utilization of the FTC's is subject to certain limitations, including the generation of future foreign source taxable income, the effective tax rate on such income and the amount of future U.S. taxable income. Based on the expiration of the FTC's in 1997, their recoverability is doubtful; therefore, a valuation allowance has been established for the full amount of these FTC's at December 31, 1996 and June 30, 1997. The $1,054,000 and $320,000 increases in the valuation allowance at December 31, 1996 and June 30, 1997, respectively, relate primarily to the Company's net operating loss carryforwards generated during 1996 and 1997.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

5. INCOME TAXES  (Continued)

    The Company has approximately $3,054,000 in domestic net operating loss carryforwards and approximately $220,000 in foreign net operating loss carryforwards. The realizability of the deferred tax asset generated from these operating loss carryforwards is dependent upon future taxable income generated by the entity to which the operating loss carryforwards relate. The Company's net operating loss carryforwards expire as follows:

2010...  $1,324,000
2011...   1,950,000
       ------------
         $3,274,000
       ============

6. RESTRUCTURING COSTS

   During 1996, the Company incurred $565,000 in restructuring costs related to closing down the Paris office of ProServ Europe. Included in these costs were approximately $432,000 in severance, resulting from the termination of 16 employees and $133,000 in other miscellaneous costs. There were no significant accrued expenses resulting from this restructuring included in the consolidated balance sheet as of December 31, 1996.

7. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

   The Company rents all of its space under operating leases, primarily a twelve-year lease that expires in May 2001. The terms of this lease included a waiver of rental payments for the first year of the lease term and scheduled rent increases at specified intervals during the twelve year term of the lease. The Company is recognizing rent expense on a straight-line basis over the life of the lease, giving rise to deferred rent. The rental payments prescribed in the lease are also subject to changes resulting from changes in the consumer price index. During 1995, the Company entered into an agreement with the lessor resulting in a reduction of the space under lease and a corresponding reduction in annual rental payments. In connection with this agreement and in connection with a sublease entered into during 1995, the Company recorded a non-cash loss of $293,832 in the consolidated statement of operations for the year ended December 31, 1995. The loss reflects the Company's future lease commitments for space for which no future benefit to the Company is anticipated. Aggregate future minimum rental payments, net of noncancelable subleases, greater than one year as of December 31, 1996, are as follows:

            RENTAL     SUBLEASE
           PAYMENTS     INCOME       NET
        ------------ ---------- -----------
1997 ...  $  825,501   $169,057  $  656,444
1998 ...     838,869    182,511     656,358
1999 ...     847,086    186,161     660,925
2000 ...     844,548    189,884     654,664
2001 ...     351,895     80,166     271,729
        ------------ ---------- -----------
          $3,707,899   $807,779  $2,900,120
        ============ ========== ===========

   Rent expense, net of sublease income of $160,902 and $11,572, was $740,444 and $1,321,612 for the years ended December 31, 1996 and 1995, respectively. Rent expense, net of sublease income of $81,612 and $74,870, was $244,553 and $305,305 for the six months ended June 30, 1997 and 1996, respectively.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES  (Continued)

OTHER CONTRACTUAL COMMITMENTS

   The Company has entered into employment agreements with certain key officers of the Company. These employment agreements set forth salary terms and provide for the issuance of restricted common stock of the Company that will be released to the officers at specified dates if the officers remain with the Company. Unearned compensation, representing the difference between the price of the restricted stock issued to the officers and the estimated fair value of the stock on the effective date of the agreements, is amortized over the stated period of performance. Amortization of unearned compensation, which represents a non-cash charge, was $95,393 and $164,937 for the years ended December 31, 1996 and 1995, respectively, and $82,894 and $35,000 for the six months ended June 30, 1997 and 1996, respectively.

   During 1996, one of the employment agreements with an officer of the Company was revised. The terms of this revised agreement include a reduction in the period of performance associated with the restricted common stock mentioned above and certain bonus provisions based on the achievement of specific criteria set forth in the agreement. Additionally, the officer was granted options to purchase 50 shares of the Company's common stock at an exercise price of $2,585 per share. Twenty-five of these options will vest on December 31, 1997 and the remaining 25 options will vest on December 31, 1998. All 50 options were outstanding and there were none exercisable as of December 31, 1996. The fair value of these options, which was determined using the Black-Scholes Valuation method, was $10,042 per share on the date of grant, and the assumptions used to estimate the fair value were as follows: risk-free interest rate 5.71%; expected term of 5 years; expected volatility of 0%; and dividend yield of 0%. The remaining contractual life of these options was 4.8 years as of December 31, 1996. Had the recognition provisions of SFAS 123 been implemented and this compensation cost recorded based on the fair value of the stock options at the date of grant, the Company's net loss would have been $(2,771,000).

   Subsequent to December 31, 1996, an employment agreement with a second key officer was revised. This revised employment agreement included the grant of options to purchase 30 shares of the Company's common stock that will vest at specified dates in 1997 and 1998 based on the achievement of certain performance criteria.

   In the normal course of business, the Company enters into certain contracts in which specified revenue levels are guaranteed to its clients. Any material known future losses related to these guarantees are recorded in the period in which the losses are determined.

CONTINGENCIES

   The Company was a party to a suit filed by a former client alleging legal and investment advisory wrongdoing on the part of the Company and several other named parties. Pursuant to an agreement dated May 28, 1996, the Company and the other named parties reached a settlement with the former client. Under the terms of the agreement, the Company is required to pay $300,000 in aggregate from March 1997 through March 1999 in three annual installments. Additionally, the Company could be liable for recapture taxes due by the former client on any passive income to be generated by certain of the investments in question. The Company's potential liability related to these recapture taxes is not presently estimable. The Company's payments related to this settlement agreement are guaranteed by a shareholder of the Company. As a result of the settlement agreement, the Company recorded a one-time expense of $300,000 in the consolidated statement of operations for the year ended December 31, 1995. The related liability is recorded in accrued expenses as of December 31, 1996 and June 30, 1997.

   The Company, a former employee (current business associate) and a former client have been named as defendants in a lawsuit, in which the plaintiff alleges that the Company's former client breached a contract to act in a motion picture and that the Company and the former employee tortiously interfered with the former client's contractual relations to the plaintiff. The Company, the former employee and its

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES  (Continued)

former client have each filed motions for summary judgment, requesting the dismissal of the complaint. The Company is not presently able to determine the likelihood of any exposure resulting from this lawsuit.

   The Company, a former employee (current business associate) and a client are defendants in a lawsuit. The plaintiff alleges that the Company's client breached a contract to act in a motion picture and the former employee (current business associate) and the Company tortiously interfered with the client's contractual relations with the plaintiff. The plaintiff seeks unspecified damages. The parties are engaging in discovery. The Company is not presently able to determine the likelihood of any exposure resulting from this lawsuit.

   In connection with examinations of the consolidated federal tax returns of ProServ, Inc. and ProServ Financial Services, Inc. for the years 1990 through 1993, the Internal Revenue Service (IRS) has raised questions regarding the tax treatment of certain significant transactions. Although the Company believes it has valid defenses to defeat any tax assessment, the Company has accrued $182,000, reflected in deferred income taxes (see Note 5), for this contingency, representing the best estimate of the exposure to the Company as of December 31, 1996 and June 30, 1997.

   The French taxing authorities are conducting an audit of ProServ Europe's tax returns for the years 1993 through 1995. The Company has accrued $77,000, reflected in deferred income taxes (see Note 5), for this contingency, representing the best estimate of the exposure to the Company as of December 31, 1996 and June 30, 1997.

   In the normal course of business, the Company is involved in various lawsuits. Management is of the opinion that any liability or loss resulting from such litigation will not have a material adverse effect on the consolidated financial statements.

8. EMPLOYEE BENEFIT PLAN

   The Company sponsors a qualified defined contribution plan under section 401(k) of the Internal Revenue Code. The defined contribution plan enables all full time employees who have completed one year of service with the Company to make voluntary contributions to the plan of up to 15% of their compensation not to exceed the dollar limits prescribed by the IRS. Additional contributions to be made by the Company are prescribed in the Plan, subject to certain limitations. The Company's expense related to the plan totaled approximately $35,000 and $45,000 for the years ended December 31, 1996 and 1995, respectively.

9. AGREEMENT AND MEMORANDUM OF UNDERSTANDING

   In January 1992, an Agreement and Memorandum of Understanding was executed with a former officer of the Company under which the former officer represents, through a separate company, certain former clients of the Company. Under the terms of the agreements, the revenue on certain playing and endorsement contracts was divided between the companies based on varying percentages and terms, including dates of execution, renegotiations and renewals of such playing and endorsement contracts. Net revenue recognized under this agreement was approximately $694,000 and $1,228,000 for the years ended December 31, 1996 and 1995, respectively and $81,000 and $184,000 for the six months ended June 30, 1997 and 1996, respectively.

10. INVESTMENT IN JOINT VENTURE

   On March 30, 1995, the Company and a former executive of the Company formed a corporate joint venture to produce sports and entertainment events for television. Under the terms of the original joint

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

10. INVESTMENT IN JOINT VENTURE  (Continued)

venture agreement, the Company invested $48,000 in cash, certain contracts and events with a fair value of $400,000, and $52,000 in professional service, valued at cost, to be contributed over a one year period, collectively representing a 50% interest in the joint venture. The fair value of the contracts and events was agreed upon by both original shareholders of the joint venture. As of December 31, 1996 and 1995, the Company had incurred $52,000 and $41,000, respectively, of the professional services as part of the Company's investment in the joint venture.

   In December 1995, the joint venture entered into an agreement with a third investor for the purchase of a 20% ownership interest in the joint venture for $550,000 in cash. The agreement stipulated that each previously existing shareholder in the joint venture would receive a $150,000 payment as a result of this cash infusion. Upon completion of this transaction, the Company's interest in the joint venture was reduced to 40%

   The Company's basis in the contracts and events that were contributed to the joint venture was $0 upon the initial contribution. The Company is amortizing the resulting basis difference over the seven year estimated life of the related contracts and events.

   The joint venture allocates and distributes income and losses in proportion to each shareholders' percentage ownership. The following represents a rollforward of the investment in joint venture for the years ending December 31, 1996 and 1995:

Balance, January 1, 1995 ......................             $     --
Cash investment ...............................               48,000
Professional services .........................               41,164
Equity in loss of investee:
 Share of investee net loss ...................  (52,165)
 Amortization of basis difference .............   45,238
                                               ----------
                                                              (6,927)
Reduction of investment based on sale of joint
 venture interest .............................              (82,237)
                                                          ----------
Balance, December 31, 1995 ....................                   --
Professional services .........................               10,836
Equity in loss of investee:
 Amortization of basis difference .............   57,142
 Share of investee net loss ...................  (67,978)
                                               ----------
                                                             (10,836)
                                                          ----------
Balance December 31, 1996 .....................             $     --
                                                          ==========

   The Company's proportionate share of the joint venture's net loss for the year ended December 31, 1996 and the six month period ended June 30, 1997 was approximately $72,000 and $89,000, respectively; however, since the investment in joint venture balance is $0, these losses were only recognized to the extent of the amortization of the basis difference in the contracts and events and the professional services contributed to the joint venture.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

10. INVESTMENT IN JOINT VENTURE  (Continued)

    Summarized unaudited financial information of the joint venture are as follows:

                                 DECEMBER 31,                  JUNE 30,
                         --------------------------- ---------------------------
                              1996          1995          1997          1996
                         ------------- ------------- ------------- -------------
                                                              (UNAUDITED)
STATEMENTS OF OPERATIONS
Operating revenues.......  $   910,000    $ 505,000    $   828,000   $   713,000
Operating expenses.......   (1,090,000)    (609,000)    (1,051,000)   (1,039,000)
                         ------------- ------------- ------------- -------------
Net loss.................  $  (180,000)   $ (104,000)  $  (223,000)  $  (326,000)
                         ============= ============= ============= =============
BALANCE SHEET
Total assets.............  $ 1,266,000                 $   904,000
Total liabilities .......     (301,000)                   (132,000)
                         -------------               -------------
Shareholders' equity ....  $   965,000                 $   772,000
                         =============               =============

11. FINANCIAL INFORMATION BY GEOGRAPHIC AREA

   Operating revenue, (loss) income from operations and identifiable assets for the Company's North America and European operations are as follows:

                                        YEARS ENDED               SIX MONTHS ENDED
                                       DECEMBER 31,                   JUNE 30,
                              ----------------------------- ---------------------------
                                    1996           1995          1997          1996
                              -------------- -------------- ------------ --------------
                                                                     (UNAUDITED)
Operating revenue
 North America................  $10,910,000    $14,551,000    $5,472,071   $ 4,369,182
 Europe.......................    2,478,000      3,241,000       966,272       883,834
                              -------------- -------------- ------------ --------------
  Total.......................  $13,388,000    $17,792,000    $6,438,343   $ 5,253,016
                              ============== ============== ============ ==============
(Loss) income from operations
 North America................  $(1,465,000)   $(1,421,000)   $ (257,554)  $(1,337,216)
 Europe.......................     (843,000)       112,000        35,066      (762,948)
                              -------------- -------------- ------------ --------------
  Total.......................  $(2,308,000)   $(1,309,000)   $ (222,488)  $(2,100,164)
                              ============== ============== ============ ==============
Identifiable assets
 North America................  $ 4,786,000    $ 5,384,000    $5,598,000
 Europe.......................      555,000      1,604,000     1,856,000
                              -------------- -------------- ------------
  Total.......................  $ 5,341,000    $ 6,988,000    $7,454,000
                              ============== ============== ============

12. SUBSEQUENT EVENTS (UNAUDITED)

   The majority shareholder of the Company has entered into a Purchase and Sale Agreement dated as of June 25, 1997 with The Marquee Group, Inc. ("Marquee"), pursuant to which he has agreed to sell 70.4% of the outstanding common stock and 100% of the outstanding preferred stock of ProServ, Inc. and 51% of the outstanding capital stock of ProServ TV, the remainder of which is owned by ProServ, Inc. Pursuant to the agreement, the aggregate purchase price is $6.5 million, subject to certain adjustments, and 225,000 shares of common stock of Marquee. The majority shareholder of the Company has the option to receive the $6.5 million in cash or $3.5 million in cash and a $3.0 million promissory note payable on January 2, 1998. Marquee has deposited $1.5 million of the purchase price in escrow to secure its obligations under the purchase agreement.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

12. SUBSEQUENT EVENTS (UNAUDITED)  (Continued)

    Marquee has also entered into a Stock Purchase Agreement dated as of July 2, 1997 (the "Non-Employee Stock Purchase Agreement") with the holder of 250 shares of the Company's common stock, pursuant to which Marquee has agreed to purchase the shares held for an aggregate purchase price of $3.0 million. The consummation of the purchase will take place concurrently with the consummation of the purchase of the majority shareholders' shares.

   On July 18, 1997, Marquee entered into an agreement with one of the Company's stockholders to purchase his 50 shares of the Company's common stock and options to purchase 20 shares of the Company's common stock for an aggregate purchase price of $605,000 in cash.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of QBQ Entertainment, Inc.

   We have audited the accompanying balance sheet of QBQ Entertainment, Inc. as of December 31, 1996, and the related statements of operations, stockholder's equity (deficiency) and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QBQ Entertainment, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

   As discussed in Note 3 to the financial statements, the Company changed its method of computing rent expense and depreciation and amortization of property and equipment in 1995.

                                            David Berdon & Co. LLP

New York, New York
June 13, 1997

                           QBQ ENTERTAINMENT, INC.
                                BALANCE SHEETS

                                                             DECEMBER 31, 1996  JUNE 30, 1997
                                                            ----------------- ---------------
                                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents..................................     $323,237        $1,243,145
 Accounts receivable........................................       27,634            39,880
 Prepaid expenses ..........................................        6,070             5,189
 Loan receivable--stockholder...............................       60,936            33,820
                                                            ----------------- ---------------
  TOTAL CURRENT ASSETS......................................      417,877         1,322,034
PROPERTY AND EQUIPMENT--NET ................................       82,235            69,391
CASH--RESTRICTED............................................       17,554            16,287
                                                            ----------------- ---------------
                                                                 $517,666        $1,407,712
                                                            ================= ===============
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
CURRENT LIABILITIES
 Accrued expenses and other liabilities.....................     $130,005        $   84,774
 Loan payable--bank.........................................      170,000                --
 Clients' deposits payable..................................      266,610         1,049,651
                                                            ----------------- ---------------
  TOTAL CURRENT LIABILITIES.................................      566,615         1,134,425
                                                            ----------------- ---------------
DEFERRED LEASE OBLIGATION...................................       10,736             6,709
                                                            ----------------- ---------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY (DEFICIENCY)
 Common stock--no par value; 100 shares authorized, issued
  and outstanding...........................................          100               100
 Additional paid-in capital.................................          900               900
 Accumulated earnings (losses)..............................      (60,685)          265,578
                                                            ----------------- ---------------
  TOTAL STOCKHOLDER'S EQUITY (DEFICIENCY)...................      (59,685)          266,578
                                                            ----------------- ---------------
                                                                 $517,666        $1,407,712
                                                            ================= ===============

The accompanying notes to financial statements are an integral part of these statements.

                            QBQ ENTERTAINMENT, INC.
                           STATEMENTS OF OPERATIONS

                                      YEARS ENDED            SIX MONTHS ENDED
                                     DECEMBER 31,                JUNE 30,
                              ------------------------- ------------------------
                                   1996         1995         1997        1996
                              ------------ ------------ ------------ -----------
                                                               (UNAUDITED)
REVENUE
 Commissions..................  $1,358,922   $1,495,245   $1,013,115   $ 468,137
                              ------------ ------------ ------------ -----------
EXPENSES
 Operating....................     274,224      299,484      126,963     122,671
 General and administrative ..     930,815    1,071,657      457,246     437,433
 Depreciation and
  amortization................      38,043       49,398       12,844      28,212
                              ------------ ------------ ------------ -----------
  TOTAL EXPENSES..............   1,243,082    1,420,539      597,053     588,316
                              ------------ ------------ ------------ -----------
INCOME (LOSS) FROM
 OPERATIONS...................     115,840       74,706      416,062    (120,179)
                              ------------ ------------ ------------ -----------
OTHER INCOME (EXPENSE)
 Interest income..............      12,329       13,764        7,863       4,901
 Interest expense.............     (24,329)      (1,797)      (5,404)    (19,663)
 Gain on sale of automobile  .          --           --       25,000          --
                              ------------ ------------ ------------ -----------
  TOTAL OTHER INCOME
   (EXPENSE)..................     (12,000)      11,967       27,459     (14,762)
                              ------------ ------------ ------------ -----------
INCOME (LOSS) BEFORE INCOME
 TAXES........................     103,840       86,673      443,521    (134,941)
PROVISION FOR STATE AND
 LOCAL INCOME TAXES...........      12,521       15,140       41,680         120
                              ------------ ------------ ------------ -----------
NET INCOME (LOSS).............  $   91,319   $   71,533   $  401,841   $(135,061)
                              ============ ============ ============ ===========

The accompanying notes to financial statements are an integral part of these statements.

                           QBQ ENTERTAINMENT, INC.
               STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIENCY)
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                    AND THE SIX MONTHS ENDED JUNE 30, 1997

                                                 COMMON STOCK
                                         ---------------------------   ADDITIONAL   ACCUMULATED
                                            NUMBER OF                    PAID-IN     EARNINGS
                                              SHARES        AMOUNT       CAPITAL     (LOSSES)      TOTAL
                                         -------------- ------------ ------------- ----------- -----------
BALANCE--JANUARY 1, 1995 as previously
 reported................................      100           $100         $900       $ 193,484   $ 194,484
Prior period adjustments.................       --             --           --         (41.410)    (41,410)
                                         -------------- ------------ ------------- ----------- -----------
BALANCE--JANUARY 1, 1995 as restated ....      100            100          900         152,074     153,074
Net income for the year ended
 December 31, 1995.......................       --             --           --          71,533      71,533
Distribution to stockholder..............       --             --           --        (282,033)   (282,033)
                                         -------------- ------------ ------------- ----------- -----------
BALANCE--DECEMBER 31, 1995...............      100            100          900         (58,426)    (57,426)
Net income for the year ended
 December 31, 1996.......................       --             --           --          91,319      91,319
Distribution to stockholder..............       --             --           --         (93,578)    (93,578)
                                         -------------- ------------ ------------- ----------- -----------
BALANCE--DECEMBER 31, 1996...............      100            100          900         (60,685)    (59,685)
Net income for the six months ended June
 30, 1997 ...............................       --             --           --         401,841     401,841
Distribution to stockholder .............       --             --           --         (75,578)    (75,578)
                                         -------------- ------------ ------------- ----------- -----------
BALANCE--JUNE 30, 1997
 (Unaudited) ............................      100           $100         $900       $ 265,578   $ 266,578
                                         ============== ============ ============= =========== ===========

The accompanying notes to financial statements are an integral part of these statements.

                            QBQ ENTERTAINMENT, INC.
                           STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED           SIX MONTHS ENDED
                                                        DECEMBER 31,               JUNE 30,
                                                  ----------------------- -------------------------
                                                      1996        1995         1997         1996
                                                  ----------- ----------- ------------ ------------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).................................  $  91,319   $  71,533   $  401,841   $ (135,061)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization...................     38,043      49,398       12,844       28,212
  (Gain) on sale of automobile ...................         --          --      (25,000)          --
  Decrease (increase) in:
   Accounts receivable............................      1,639      19,879      (12,246)      16,138
   Prepaid expenses ..............................      8,936      (9,556)         881       (3,626)
  Increase (decrease) in:
   Accrued expenses and other liabilities ........     37,185     (40,650)     (45,231)     (21,619)
   Clients' deposits payable......................    222,035     (21,400)     783,041    1,591,665
   Deferred lease obligation......................     (6,385)     (3,052)      (4,027)      (2,359)
                                                  ----------- ----------- ------------ ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES ........    392,772      66,152    1,112,103    1,473,350
                                                  ----------- ----------- ------------ ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment...............    (34,440)    (21,682)          --      (19,288)
Proceeds from sale of automobile .................         --          --       25,000           --
(Increase) decrease in loans to stockholder ......     (5,034)    (55,902)      27,116      143,029
                                                  ----------- ----------- ------------ ------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES.......................................    (39,474)    (77,584)      52,116      123,741
                                                  ----------- ----------- ------------ ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of loan payable--bank..................   (300,000)         --     (170,000)          --
(Increase) decrease in restricted cash............       (898)       (864)       1,267         (461)
Distributions to stockholder......................    (93,578)   (282,033)     (75,578)          --
Proceeds from loan payable--bank..................    170,000     300,000           --           --
                                                  ----------- ----------- ------------ ------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES.......................................   (224,476)     17,103     (244,311)        (461)
                                                  ----------- ----------- ------------ ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS ........    128,822       5,671      919,908    1,596,630
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD ...    194,415     188,744      323,237      194,415
                                                  ----------- ----------- ------------ ------------
CASH AND CASH EQUIVALENTS--
 END OF PERIOD....................................  $ 323,237   $ 194,415   $1,243,145   $1,791,045
                                                  =========== =========== ============ ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the period for:
   Interest ......................................  $  23,479   $     379   $    6,253   $   10,596
                                                  =========== =========== ============ ============
   Income taxes ..................................  $     558   $  64,307   $    4,104   $      565
                                                  =========== =========== ============ ============

The accompanying notes to financial statements are an integral part of these statements.

                           QBQ ENTERTAINMENT, INC.
                        NOTES TO FINANCIAL STATEMENTS
        (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1997 AND 1996 IS UNAUDITED)

NOTE 1 -- ORGANIZATION

   QBQ Entertainment, Inc. (the "Company") was incorporated and commenced operations in April 1986 as a booking agent in the music and entertainment industry.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Revenue Recognition

   The Company receives advance deposits, on behalf of its clients, in the ordinary course of business, to book an artist/entertainer for a future event (i.e., concert). Commission income is recognized when the event takes place. The funds held on behalf of the Company's clients are held in a separate bank account.

 (b) Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company places its cash and cash equivalents, which at times exceed federally insured amounts, with a major financial institution.

   Commissions earned during 1996 includes approximately $521,000 from two clients, which represents approximately 38% of revenue earned during the year ended December 31, 1996. Commissions earned during 1995 includes approximately $875,000 from three clients, which represents approximately 58% of revenue earned during the year ended December 31, 1995.

   Commissions earned during the six months (unaudited) ended June 30, 1997 includes approximately $534,000 from one client and accounts for approximately 53% of the commissions earned. Commissions earned during the six months (unaudited) ended June 30, 1996 includes approximately $369,000 from five clients and account for approximately 79% of the commissions earned.

 (c) Income Taxes

   The Company has elected "S" corporation status under the applicable provisions of the Internal Revenue Code and New York State tax law. The Company will be treated for federal and New York State income tax purposes substantially as if it were a partnership while a valid election is in effect, and the stockholder's respective share in the net income (loss) of the Company will be reportable on his individual returns. The Company remains liable for New York City general corporation tax and certain New York State corporate income taxes.

 (d) Property and Equipment

   Property and equipment are stated at cost and are being depreciated under the straight-line method over the estimated useful lives of the related assets, which range from 3-1/2 to 7 years.

 (e) Use of Estimates in Financial Statement Presentation

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1996 and June 30, 1997, and the reported amounts of revenues and expenses during the two years ended December 31, 1996, and the six months ended June 30, 1997 and 1996. Actual results could differ from those estimates.

 (f) Statements of Cash Flows

   For purposes of the statements of cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less when purchased.

                           QBQ ENTERTAINMENT, INC.
                 NOTES TO FINANCIAL STATEMENTS --(CONTINUED)
        (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1997 AND 1996 IS UNAUDITED)

(g) Accounts Receivable

   The Company has deemed all receivables collectible at December 31, 1996 and June 30, 1997 (unaudited) and does not anticipate any additional probable material losses as at those dates.

NOTE 3 -- PRIOR PERIOD ADJUSTMENTS

   The Company has changed its method of accounting in computing rent expense and depreciation and amortization of property and equipment in 1995 as a result of the misapplication of accounting principles prior to the year ended December 31, 1995. Accordingly, accumulated earnings has been reduced by $41,410 as of January 1, 1995 for the cumulative effect of these prior period adjustments. The Company has not determined the effect of these changes on income as previously reported for the year ended December 31, 1994.

NOTE 4 -- LOAN RECEIVABLE -- STOCKHOLDER

   At December 31, 1996 and June 30, 1997 (unaudited), $60,936 and $33,820, respectively, were due from the Company's sole stockholder. These amounts represent noninterest-bearing demand loans made to the stockholder.

NOTE 5 -- PROPERTY AND EQUIPMENT

   Property and equipment--net consists of the following at December 31, 1996 and June 30, 1997:

                                                  DECEMBER 31,   JUNE 30,
                                                      1996         1997
                                                -------------- -----------
                                                                (UNAUDITED)
Furniture and fixtures..........................    $ 70,770     $ 70,770
Equipment.......................................     170,053      170,053
Automobiles.....................................     108,235           --
Leasehold improvements..........................       6,138        6,138
                                                -------------- -----------
                                                     355,196      246,961
Less, accumulated depreciation and
 amortization...................................     272,961      177,570
                                                -------------- -----------
                                                    $ 82,235     $ 69,391
                                                ============== ===========

NOTE 6 -- LOAN PAYABLE -- BANK

   Loan payable--bank at December 31, 1996, amounting to $170,000, represents borrowings by the Company under a $300,000 unsecured grid demand promissory loan agreement ("grid loan"). These borrowings were repaid by the Company during the six months ended June 30, 1997.

   Interest charged under the grid loan is payable monthly at the rate of 1% above the bank's reference rate. Interest expense on the grid loan amounted to $24,329 and $1,797 for the years ended December 31, 1996 and 1995, respectively, and $5,404 and $19,663 for the six months (unaudited) ended
June 30, 1997 and 1996, respectively.

   All borrowings under the grid loan are guaranteed by the Company's stockholder.

                           QBQ ENTERTAINMENT, INC.
                 NOTES TO FINANCIAL STATEMENTS --(CONTINUED)
        (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1997 AND 1996 IS UNAUDITED)

NOTE 7 -- LEASE COMMITMENT

   The Company occupies premises for its office facilities under a noncancelable operating lease agreement which commenced on May 15, 1993 and expires on May 14, 1998. Minimum lease payments required under the terms of such lease agreement at December 31, 1996 are as follows:

1997....  $65,625
1998....   21,875
        ---------
Total...  $87,500
        =========

   The lease also requires payment of additional sums under escalation clauses. Rent expense, which is reflected on a straight-line basis over the term of the lease, amounted to $51,948 for the years ended December 31, 1996 and 1995, and $25,956 for the six months (unaudited) ended June 30, 1997 and 1996. Obligations of $10,736 and $6,709, representing pro-rata future payments, are reflected in the accompanying December 31, 1996 and June 30, 1997 (unaudited) balance sheets, respectively.

   The Company is contingently liable for a standby letter of credit, in the sum of $15,156, given to its landlord in lieu of a security deposit. This letter of credit is secured by a certificate of deposit that matures on April 14, 1998.

NOTE 8 -- RETIREMENT PLANS

   The Company has two defined contribution plans, a profit sharing plan and a money purchase plan, both of which cover all eligible employees. Contributions to the profit-sharing plan are based on 0% to 15% of eligible employees' annual salaries. Contributions to the money purchase plans are based on 5% of eligible employees' annual salaries. Costs of the plans charged to operations for the years ended December 31, 1996 and 1995 amounted to $74,951 and $67,165, respectively, and $37,476 and $33,582 for the six months (unaudited) ended June 30, 1997 and 1996, respectively.

NOTE 9 -- SUBSEQUENT EVENTS

   (a) On July 3, 1997, the Company received approximately $2,959,000 from a promoter of one of the Company's clients as an advance deposit for a series of concerts beginning in March 1998. The Company has placed this deposit into an interest-bearing escrow account, in which the promoter is entitled to the interest earned.

   (b) In July 1997, the Company entered into an agreement with the Marquee Group, Inc. and Subsidiaries ("Purchaser") to sell substantially all its assets for an aggregate purchase price of $7.2 million, of which $3.1 million is payable at closing, $1.6 million is payable over eight years and $2.5 million is payable in shares of common stock of the Purchaser.